As filed with the Securities and Exchange Commission October 11, 2005
Registration No. 333-128240

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KUHLMAN COMPANY, INC.
(Name of small business issuer in its charter)

Nevada	5600	86-0883289
(State or jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)
701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(612) 338-5752
(Address and telephone number
of principal executive offices and principal place of business)
With copies to:

Scott Kuhlman, Chief Executive Officer	Douglas T. Holod, Esq.
c/o Kuhlman Company, Inc.	Paul D. Chestovich, Esq.
701 North Third Street, Suite B-1	Maslon Edelman Borman & Brand, LLP
Minneapolis, Minnesota 55401	90 South 7th Street, Suite 3300
Telephone: (612) 338-5752	Minneapolis, Minnesota 55402
Facsimile: (612) 338-5762	Telephone: (612) 672-8200
(Name, address and telephone number of agent for service)	Facsimile: (612) 672-8397
     Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling shareholders identified herein.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for such offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2005
Kuhlman Company, Inc.
18,491,657 shares of common stock

        The selling shareholders identified on pages 32-40 of this prospectus are offering on a resale basis a total of 18,491,657 shares of our common stock, which includes 16,945,949 shares issuable upon conversion of our Series A Preferred Stock (which figure includes 209,211 shares of Series A Preferred Stock issuable upon exercise of warrants) and 1,545,708 common shares issuable upon exercise of outstanding warrants and options. We will not receive any proceeds from the sale of shares sold by the selling shareholders.
      Our common stock is quoted on the over-the-counter bulletin board under the symbol “KHLM.OB.” On October 5, 2005, the last sales price for our common stock as reported on the over-the-counter bulletin board was $3.20.

       The securities offered by this prospectus involve a high degree of risk. For more information, see “Risk Factors” beginning on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

      This prospectus is not an offer or solicitation in respect to the securities covered hereby in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission. The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the Commission’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.” We have not authorized anyone else to provide you with additional information or information other than that contained in the registration statement. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

PROSPECTUS SUMMARY
      This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Kuhlman,” the “Company,” “we,” “us” and “our” refer to Kuhlman Company, Inc., together with SK2, Inc., our wholly owned operating subsidiary.
Our Company
      Kuhlman is a specialty retailer and wholesale provider of exclusively designed, distinctive, high-quality apparel, offered under the “Kuhlman” brand through Company-owned retail stores and under private labels through large retailers. Kuhlman, founded by Scott and Susan Kuhlman, is a lifestyle brand focused on apparel for men and women 20 years and older. We source our apparel directly from European mills and factories. We believe that vertically integrated operations, from conceptual design and fabric sourcing through manufacturing and distribution, provide us with competitive advantages through lower product costs and faster fulfillment on design decisions. Our multi-channel sales approach, through Company-owned retail store sales and wholesale private label sales, provides us with multiple distribution outlets for our apparel and negotiating leverage with our supply sources.
      We opened our first store in August 2003 and have since expanded to 33 Company-operated retail stores in 16 states as of August 31, 2005. We currently expect to open an additional 25 stores by December 31, 2005. To date, we have focused on developing a “small-box” boutique retail store format for selling our men’s and women’s apparel within 500-2,000 square foot locations. These stores are located in upscale shopping malls and other high-consumer-traffic locations. We strive to differentiate our look from other storefronts with a distinct and bold color palette, innovative fixtures and a lively atmosphere. Our ideal location within a mall is a visible area near a higher-end department store, such as Neiman Marcus, or an upscale specialty retailer, such as J. Crew. Our rollout strategy is based on flexibility and portability, with cost-effective build outs, quick openings, and storefronts delivering high visual impact. Currently, we are exploring larger store formats offering wider merchandise selections.
      Our strategy is to develop a nationally recognized Kuhlman brand by opening strategically placed stores in upscale shopping malls, upscale street locations, high-traffic transportation hubs and open-air lifestyle centers. Our real estate strategy is to focus on the top malls in the country and other locations with high consumer traffic. We have found that mall developers and operators generally provide us with competitively priced leases in order to augment their overall storefront merchandising strategy. We attribute this primarily to a lack of innovation in men’s and women’s specialty retailing over the past ten years. Once within a mall, expansion or location upgrades are relatively simple given our portable small-box storefront concept. In selected markets, we seek to establish a profitable anchor store within a high-traffic regional area to provide us with a foundation to launch a cluster of other stores. For example, we opened our Rockefeller Center store in April 2005, and have since opened or signed leases for an additional four stores in Manhattan.
      In addition to our retailing operations, we generate revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise. This wholesale business enhances our profitability in three ways. First, the margins associated with the wholesale business are higher because we generally sell product on a commission basis and without incurring the associated costs of goods sold. Second, and more importantly, the volume generated by the wholesaling activity enables us to lower our own costs through volume discounts that result from controlling a larger percentage of a manufacturers’ capacity. Finally, staying close to other retailers and their buying decisions provides us with an insider’s view of competitive decision making, giving us an edge in keeping our apparel looking new, fresh and differentiated.
      As of the date of this prospectus, we had approximately 150 employees — approximately 48 of whom were full time. Our corporate offices are located at 701 North Third Street, Minneapolis, Minnesota

55401, and our telephone at that address is (612) 338-5752. Our website is located at www.kuhlmancompany.com, but is not a part of this prospectus.
Reverse Merger Transaction
      On April 14, 2005, we (then known as Gaming Venture Corp., U.S.A.) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among SK2, Inc., the Delaware corporation that owns the Kuhlman retail stores, and GV Acquisition Corp., a Delaware corporation and our wholly owned subsidiary formed solely for the purpose of engaging in the merger transaction contemplated by the Merger Agreement (such transaction is referred to herein as the “Merger”). We entered into the Merger Agreement in order to acquire the Kuhlman retail business owned by SK2. Historically, we engaged in the business of publishing and distributing industry reports and newsletters to the gaming and hospitality industries as well as providing consulting and advisory services to the gaming and hospitality industries. Prior to the Merger, however, we wound down and ceased operating these businesses. The Merger was effected June 10, 2005 by the filing of a certificate of merger with the Delaware Secretary of State. As a result of the Merger, SK2 became our wholly owned operating subsidiary. Immediately prior to the Merger we changed our name to “Kuhlman Company, Inc.,” and effected a stock combination (i.e., reverse stock split) on a one-for-five-share basis, all pursuant to the terms of the Merger Agreement. Prior to the Merger, our common stock was quoted on the over-the-counter bulletin board under the trading symbol “GVUS.OB.” Now, our common stock trades under the symbol “KHLM.OB.”
      In the Merger and in exchange for all of their shares of SK2 common stock, the stockholders of SK2 received a number of shares of our capital stock such that they owned approximately 91% of the shares of our capital stock outstanding immediately after the Merger. As of June 10, 2005 (immediately after the Merger), we had 16,052,835 shares of capital stock outstanding, including 14,749,950 shares of preferred stock issued to former holders of SK2 common stock in the Merger and 1,302,885 shares of our common stock that were outstanding prior to the Merger (after adjustment for the one-for-five reverse stock split).
      In connection with the Merger, we created a new class of preferred stock, denominated “Series A Preferred Stock,” which the former holders of SK2 common stock received in the Merger in exchange for the cancellation of their SK2 common stock. Subject to certain adjustments, each share of Series A Preferred Stock may be converted into one share of our common stock after a registration statement covering the resale of such common shares has been declared effective, and all shares of Series A Preferred Stock will automatically be converted into shares of our common stock on June 10, 2006. Our Series A Preferred Stock has no liquidation preference or other senior rights typically associated with a preferred stock, except that the holders of our Series A Preferred Stock possess voting rights on an as-if-converted basis and are entitled to a preference for the payment of dividends if and when declared by our board of directors.
Risk Factors
      An investment in shares of our common stock involves a high degree of risk. For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the “Risk Factors” section of this prospectus.
The Offering

Common stock offered(1)	18,491,657
Common stock outstanding before the offering(2)	1,302,885
Common stock outstanding after the offering(3)	19,794,542
Common stock OTCBB trading symbol	KHLM.OB

(1)	Includes: (a) a total of 11,643,199 common shares issuable upon conversion of an equal number of shares our outstanding Series A Preferred Stock that were issued or are issuable in connection with the Merger (more fully discussed below); (b) a total of 5,302,750 common shares issuable upon conversion of an equal number of shares of our outstanding Series A Preferred Stock that were issued in a recent private placement offering (more fully discussed below); and (c) a total of 1,545,708 common shares issued or issuable upon exercise of outstanding warrants (more fully discussed below).

(2)	Based on the number of shares of common stock outstanding as of August 30, 2005, but excluding (a) 20,384,238 common shares issuable upon conversion of outstanding shares of our Series A Preferred Stock, (b) 530,000 common shares issuable upon exercise of outstanding options, (c) 209,211 common shares issuable upon conversion of Series A Preferred Stock issuable upon exercise of outstanding warrants, and (d) 1,545,708 common shares issuable upon exercise of outstanding warrants.

(3)	Assumes the issuance of all shares of common stock offered hereby.
      Merger. In connection with the Merger, we issued an aggregate of approximately 14,749,950 shares of Series A Preferred Stock to the former holders of SK2 common stock, and options and warrants giving their holders the right to purchase an additional 321,461 shares of our Series A Preferred Stock. These securities were offered and sold in a private placement under Section 4(2) of the Securities Act of 1933. We relied on this exemption based on the fact that there were only 90 shareholders of SK2 who received shares in the Merger, all of whom, either alone or through a purchaser representative, had knowledge and experience in business and financial matters such that each was capable of evaluating the risks of the investment, and had access to information regarding SK2, the Company and the Merger. The offer and sale of shares of our Series A Preferred Stock in the Merger were not registered under the Securities Act, and such shares may not be offered or resold in the United States absent registration or the availability of an applicable exemption from registration.
      July 2005 Private Placement. On June 23, 2005, we sold 1,130,956 shares of Series A Preferred Stock in a private placement for an aggregate purchase price of approximately $2,092,269. A second closing occurred on July 14, 2005, when we sold 4,171,794 shares of Series A Preferred Stock for an aggregate purchase price of approximately $7,717,819. Throughout this prospectus, we refer to this private placement — conducted in two closings — as the “July 2005 Private Placement.” We offered and sold our Series A Preferred Stock in the July 2005 Private Placement in a private placement under Section 4(2) of the Securities Act and Rule 506 thereunder. We relied on this exemption and safe harbor rule based on the fact that (i) all of the investors were accredited investors and, either alone or through a purchaser representative, had knowledge and experience in finance and business matters such that each was capable of evaluation the risks of the investment, and (ii) we had obtained subscription agreements from the investors indicating that the investors are purchasing for investment purposes only. The offer and sale of shares of our Series A Preferred Stock in the July 2005 Private Placement were not registered under the Securities Act, and such securities may not be offered or resold in the United States absent registration or the availability of an applicable exemption from registration.
      In our agreements with investors, we agreed to prepare and file a registration statement covering the resale of all shares of common stock issuable upon conversion of the Series A Preferred Stock sold in the July 2005 Private Placement. In addition, we are obligated to obtain the effectiveness of that registration statement on or prior to December 11, 2005. If we fail to obtain the effectiveness of the registration statement, we will be obligated to issue penalty shares, for each 30-day period ending after December 11, 2005 that the registration statement is not effective, in an amount equal to 1% of the shares issued in the July 2005 Private Placement. The registration statement of which this prospectus is a part covers all 5,302,750 shares of our common stock issuable upon conversion of the Series A Preferred Stock we sold in the July 2005 Private Placement.
      We retained three selling agents to assist us with the July 2005 Private Placement. We agreed to compensate each of these selling agents by paying them a cash commission equal to 10% of the gross proceeds of all sales effected through such agent and issuing them a five-year warrant to purchase a number of shares of our common stock equal to 10% of the shares of Series A Preferred Stock sold through such agent. We also paid each selling agent 3% of the gross proceeds of all sales effected through such agent as compensation for their non-accountable expenses. In total, we paid approximately $740,864 to these selling agents and issued them warrants to purchase up to 302,646 shares of our common stock. In the warrants that we delivered to the selling agents, we agreed to prepare and file a registration statement covering the resale of all shares of common stock issuable upon exercise of such warrants. The registration statement of which this prospectus is a part covers all 5,302,750 shares of our common stock issuable upon conversion of the Series A Preferred Stock we sold in the July 2005 Private Placement.

RISK FACTORS
      An investment in shares of the Company’s common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to securities of the Company.
Risks Related to our Business

We are an early-stage company with a limited operating history, which limits your ability to evaluate the viability of our business model and long-term prospects for success.
      We are an early-stage company with a limited operating history upon which to evaluate the viability of our business model and long-term prospects for success. We began operating our Kuhlman stores in August 2003, and our wholesale operations in March 2002. Since beginning operations, we have experienced significant growth. As of December 31, 2003, we operated five retail stores. Currently, we operate 33 stores and have executed leases to open seven additional stores. Accordingly, potential investors should carefully consider the risk, expenses and unforeseen difficulties generally encountered in the operation and development of an early-stage business, including the risks and uncertainties frequently encountered by specialty retail apparel companies. Our limited operating history also limits the ability to evaluate the success of our rapid expansion. We may not be successful in developing a profitable chain of Kuhlman retail apparel stores.

We are not currently profitable and expect to incur future losses.
      We have a history of losses and expect to incur substantial expenses associated with increased store development and general and administrative expenses related to our expansion and becoming a public company. We also plan to invest in systems and the infrastructure necessary to support our current and future retail expansion efforts. As a result, we expect to continue to incur net losses through at least the fiscal year ending 2005. Notwithstanding our current expectations, our long-term business strategy and expansion efforts may not be successful and we may never be profitable.

We may need additional financing in the near future and any such financing will likely be dilutive to our existing shareholders.
      We may require significant additional financing if cost overruns or unforeseen contingencies arise. Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from banks, other financial institutions or affiliates of the Company. We cannot, however, be certain that any such financing will be available on terms favorable to us, if at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our business. Ultimately, if no additional financing is obtained as and when needed, we may be required to slow our expansion strategy or cease operations altogether.

All of our operating assets are used as collateral to secure a line of credit.
      SK2 is party to a Credit Agreement with Opportunity Finance, LLC, an entity controlled by Jon Sabes, who became one of our directors after the transaction. Under the Credit Agreement, SK2 borrowed $750,000 from Opportunity Finance, and granted Opportunity Finance a security interest in all of its assets. The current principal balance under the credit facility is $525,000, plus accrued interest. Under the Credit Agreement, we owe Opportunity Finance a payment of $75,000 plus accrued interest on

September 30, 2005 and a final balloon payment of $450,000 on December 31, 2005. Presently, we intend to repay this loan out of cash flow or other available funds. If we were to default on our obligations to make the above-specified payments under the Credit Agreement, Opportunity Finance or its assignee would be entitled to satisfy its right to payment by foreclosing on all of our operating assets or otherwise enforcing its security interest.

We may not be able to continue to anticipate consumer demand and design merchandise which consumers will purchase, which failure may adversely affect our business.
      Our success largely depends on our ability to forecast or anticipate consumer tastes and provide merchandise that satisfies customer demand in a timely manner. Our failure to anticipate, identify, or react appropriately to changes in fashion trends could lead to excess inventories and markdowns. Continued fashion misjudgments could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to open new and successful stores and manage our rapid growth.
      Our continued growth depends on our ability to open and operate stores on a profitable basis and effectively manage our expansion. As of the date hereof, we have opened a total of 33 stores and plan to open an additional 25 stores by December 31, 2005. Since January 1, 2004, we have opened 28 stores. Our planned expansion depends on a number of factors, including our ability to locate and obtain favorable store sites, negotiate acceptable lease terms, obtain adequate merchandise supply and hire and train qualified management and employees. Factors beyond our control may affect our ability to expand, including general economic and business conditions affecting consumer spending. In addition, opening stores in new geographic markets has generally presented competitive and merchandising challenges that are different from those we typically face in existing geographic markets. In sum, we may be unable to complete our planned expansion or open stores that will be profitable.
      Even if we are able to continue expanding our business, our continued growth will likely place an increasing strain on our resources, and we could experience difficulties relating to a variety of operational matters, including hiring, training and managing an increasing number of employees, obtaining sufficient quantities of merchandise from vendors, obtaining sufficient material and contract manufacturers to produce our products, expanding our distribution facility and enhancing our financial and operating systems. We may be unable to manage these challenges and grow our business effectively and profitable. Any failure to effectively manage our growth could have a material adverse effect on our business, financial conditions and results of operations.

Our business plan contemplates the introduction of women’s merchandise, which is an apparel category which we believe is subject to greater competitive pressures than our existing apparel categories and with which we have less experience.
      We have recently launched a line of women’s merchandise and have opened two women’s-only stores as of the date of this prospectus. We believe that the addition of women’s merchandise will have a positive impact on our results of operations. Nevertheless, we believe there are many additional risks associated with offering women’s merchandise. For instance, we believe that women’s categories will generally be subject to greater competitive pressure than our existing apparel categories. In addition, our management team has less experience with respect to the identification and appropriate reaction to fashion trends in women’s merchandise. As a result, our addition of women’s merchandise may not be profitable over the short or long term.

We plan on introducing new untested larger store formats which are different from our current retailing approach and which we expect will involve greater expense.
      We intend to experiment by increasing the size of some of our new stores. In these larger stores, we intend to offer expanded merchandise selections, including women’s merchandise. We hope that results from larger store formats will be favorable but expect that these formats will involve greater risks than our existing “small-box” formats primarily because of the higher level of expense associated with opening and operating larger format stores. Accordingly, larger store formats may not be profitable over the short or long term.

We experience fluctuations in comparable store net sales results, which may negatively affect the market price of our common stock.
      Comparable store net sales figures are frequently used as an important criteria of value for retail businesses and stocks. Our comparable store net sales results have fluctuated significantly and are expected to continue to fluctuate in the future. A variety of factors affect our comparable store net sales results, including store locations within a mall, the location of the mall, merchandise mix, fashion trends, the retail sales environment, calendar shifts of holiday periods, actions by competitors, weather conditions, and general economic conditions. As a result, our comparable store net sales results may not meet our projections and may decrease over time. The failure of our comparable store net sales to meet projections will likely have a material adverse effect on our business and the market price of our common stock.

We rely on a few key vendors and contract manufacturers, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.
      We do not own or operate any manufacturing facilities and do not have any long-term contractual relationships with key vendors and contract manufacturers. In fiscal 2004 (and thus far in 2005), our two largest vendors and contract manufacturers in the aggregate accounted for approximately 90% of our net sales. We are seeking to diversify our product sources, but there can be no assurance that we will be successful in doing so. Our business model depends on our ability to purchase apparel at competitive prices in adequate quantities and with timely deliveries from third-party providers. Most of our vendors and contract manufacturers are foreign businesses and have limited resources, production capacities and operating histories. The inability or unwillingness of key vendors and contract manufacturers to increase their sales to us and keep pace with our anticipated growth, or the loss of one or more key vendors or contract manufacturers for any reason, could have a material adverse effect on our business, financial condition and results of operations.

We purchase all of our merchandise from foreign sources, which subjects our business to a variety of unique risks associated with doing business abroad.
      Currently, all of our merchandise is manufactured outside the United States, principally in Italy and Turkey. As a result, our operations are subject to the risks generally associated with doing business abroad, such as foreign government regulations, political instability, regulations relating to imports, the imposition of duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies, and restrictions on the transfer of funds. We have experienced delays in our receipt of merchandise due to import regulations. Delays in receiving merchandise could cause us to fail to meet the our stores’ merchandise requirements for those items, which could result in lost sales and dissatisfied customers. Significant interruptions in our foreign sourcing, or deteriorations in the quality of merchandise produced abroad, would likely have a material adverse effect on our business, financial condition and results of operations.

The success of our business is subject to general economic conditions and consumer spending trends.
      Historically, the apparel industry has been subject to substantial cyclical variations. Our business is sensitive to changing levels of consumer spending and our sales and profitability may be adversely affected by unfavorable local, regional or national economic conditions. A substantial number of our stores are located in regional shopping malls and our sales benefit from a high volume of traffic in such malls. We therefore depend in part on the ability of mall “anchor” tenants and other area attractions, including movie theaters, to generate consumer traffic in the vicinity of our stores. Our sales also depend on continuing popularity of malls as shopping and leisure-time destinations for young adults. Mall traffic and sales volume may be adversely affected by economic downturns, severe weather, natural disasters, a decrease in the amount of discretionary income of or primary customers, the closing of anchor department stores and declines in the desirability of the shopping environment in a particular mall, all of which could adversely affect our business, financial condition and results of operations.

We open stores in geographic clusters and are therefore subject to local and regional economic risks.
      We plan to expand our stores in geographic clusters by expanding within existing markets, entering new markets, and then expanding within those new markets. As a result, we will be susceptible to fluctuations in our business caused by severe weather, natural disasters or adverse economic conditions in the geographic regions in which our stores are located, which could have a material adverse effect on our business, financial condition and results from operations.

Because we distribute all of our merchandise through a single distribution facility, there is a risk that our distribution and delivery of all our products to market may be interrupted.
      The distribution function for all our stores is handled from a single facility located at our headquarters in Minneapolis, Minnesota. Any significant interruption in the operation of our current distribution facility would have a material adverse effect on our business, financial condition and results of operations. As a result, we may need to relocate our distribution center to a larger facility if our growth plans are realized. Even then, any such relocation may interrupt the distribution of products to our stores and negatively affect our business, financial condition and results of operation.

We anticipate experiencing a high degree of seasonality with our sales results, which may make it difficult for us to effectively manage inventory and staffing needs.
      Our business is seasonal by nature, with the holiday periods historically accounting for the largest percentage of our annual sales. Thus far, the holiday season from October to December has provided us with a seasonal spike in sales volume. We must successfully manage our merchandise volume and staffing during the holiday season because having too little or too much merchandise, or improperly staffing our stores, may have a negatively affect our results of operations.

We participate in a very competitive retail apparel industry environment.
      The retail apparel business is highly competitive. We compete on a national level with certain leading department stores and national retail chains which offer the same or similar brands and styles of merchandise. In addition, we also compete with a wide variety of regional and local specialty stores. Most of our competitors are larger and have significantly greater resources than us, and there is no assurance that we will be able to successfully compete in our market.

We are dependent upon Scott Kuhlman and Susan Kuhlman and must recruit and retain additional key personnel.
      We are highly dependent upon the services of our key personnel, particularly Scott Kuhlman and Susan Kuhlman. The loss of the services of Scott Kuhlman or Susan Kuhlman would have a material adverse effect on our business, financial condition and results of operations. As of the date of this prospectus, we have employment agreements with, and maintain key-person life insurance on, Scott and Susan Kuhlman.
      In addition, we will need to hire and retain personnel with advanced skills and experience in the field of apparel retailing, rapid growth expansion and operations in the retailing industry. Our inability to attract and retain such additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We have limited trademark rights, copyrights, and proprietary business methods.
      We currently have limited proprietary patents, trademark rights and copyrights relating to our business. We plan to seek protection for our trademarks and other intellectual-property rights as necessary to protect our business. Nevertheless, we may be unable to obtain trademark registration or other protections for our intellectual-property rights relating to any aspects of our business. We may discover that a third party possess rights to intellectual property necessary for our business, which could require us to enter into a license agreement with such third party on terms that may not be favorable or acceptable to us.
Risks Related to our Common Stock

We may not be able to attract the attention of major brokerage firms, which could result in a lower market price for our common stock.
      We became public through a “reverse merger” transaction and not through an underwritten offering or other transaction involving an investment-banking or brokerage firm. As a result, security analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to such firms to recommend the purchase of our common stock.

The resale of shares covered by this registration statement could adversely affect the market price of our common stock in the public market, which result would in turn negatively affect the Company’s ability to raise additional equity capital.
      The sale, or availability for sale, of common stock in the public market pursuant to this registration statement may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. Once effective, this registration statement will register the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale an additional 18,491,657 shares of our common stock, assuming the issuance of all shares of common stock offered hereunder. This figure represents approximately 93% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement, assuming the issuance of all shares of common stock offered hereunder.
      As of October 5, 2005, we had approximately 1,302,885 shares of common stock outstanding, and approximately only 64% of such shares were available for sale without restriction. When the registration statement that includes this prospectus is declared effective, all 18,491,657 shares being offered hereby will be available for sale. Sales of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a such a large number of shares registered hereunder, selling shareholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Our common stock trades only in an illiquid trading market.
      Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is currently little trading volume in our common stock, which will make it difficult to sell shares of our common stock.
      In general, there has been very little trading activity in our common stock. The relatively small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and at prices that you feel are fair or appropriate.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.
      As of October 5, 2005, our officers and directors collectively possessed beneficial ownership of approximately 6,261,433 shares of our common stock, which represents approximately 82% of our common stock. Assuming the sale of all shares of common stock offered hereby, upon completion of this offering the percentage of common shares beneficially owned by our officers and directors will be approximately 31.6%. This represents a significant portion of the total voting power of our shareholders. As a result, our directors and officers, together with significant shareholders, have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our board of directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. As a result of the foregoing, the market price of our common stock and the price at which we might sell our business could be adversely affected.

We plan to seek listing on the American Stock Exchange but cannot assure you that our common stock will ever be listed on such exchange or any other securities exchange, automated quotation system or over-the counter market.
      We plan to seek listing of our common stock on the American Stock Exchange (“AMEX”) as soon as practicable. Nevertheless, we cannot assure you that we will be able to meet the initial listing standards of this or any other stock exchange or listing service, or that we will be able to maintain a listing of our common stock on AMEX or any other stock exchange or listing service. Until our common stock is listed on the AMEX or another stock exchange, we expect that it will remain eligible to trade on the over-the-counter bulletin board.
      Although our common stock is quoted on the over-the-counter bulletin board, trading of our common stock historically has been extremely sporadic. A more active market for our common stock may never develop. Accordingly, investors must therefore expect to bear the economic risk of an investment in our shares of common stock for an indefinite period of time.

We may issue additional shares of preferred stock with rights and preferences superior to those of our common stock.
      Our board of directors has the authority to fix and determine the relative rights and preferences of shares of our capital stock, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that is senior to our common stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends, additional registration rights, anti-dilution protection, the right to redeem such shares, together with other rights, none of which will be afforded holders of our common stock.

We have never paid dividends and do not intend to do so for the foreseeable future.
      We have never paid dividends on our capital stock and we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in shares of our common stock, if any, will be realized only when you sell such shares.

Our common stock is a “penny stock,” which may make it difficult to sell shares of our common stock.
      Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this Rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC.
      The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally little trading in penny stocks. Holders of our common stock may not always be able to resell such shares publicly at times and prices they believe to be fair or appropriate. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and (ii) the recognition of revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting those thresholds in the foreseeable future.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains certain statements that are “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and includes, among other things, discussions of the Company’s business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.
      Forward-looking statements are included in “Prospectus Summary,” “Risk Factors,” “Management’s Plan of Operation” and “Description of Business.” Although the Company believes that the expectations reflected in such forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct. Generally, these statements relate to: business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of the Company’s operations are subject to a number of uncertainties, risks and other influences, most of which are outside the Company’s control, and any one or combination of which could materially and adversely affect the results of the Company’s operations, and also, could affect whether any such forward-looking statements contained in this prospectus ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company’s expectations are summarized above, as well as in the section captioned “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
      On April 14, 2005, we (then known as Gaming Venture Corp., U.S.A., a Nevada corporation) entered into an Agreement and Plan of Merger by and among SK2, Inc., the Delaware corporation that owns the Kuhlman retail stores, and GV Acquisition Corp., a Delaware corporation and our wholly owned subsidiary formed solely for the purpose of engaging in the merger transaction contemplated by the Merger Agreement (such merger transaction is referred to herein as the “Merger”). We entered into the Merger Agreement in order to acquire the Kuhlman retail business owned by SK2. At and after our inception in 1995, we were engaged in the business of publishing and distributing industry reports and newsletters to the gaming and hospitality industries as well as providing consulting and advisory services to the gaming and hospitality industries. Prior to the Merger, however, we wound down and ceased operating these businesses. The Merger was effected June 10, 2005 by the filing of articles of merger with the Delaware Secretary of State. As a result of the Merger, SK2 became our wholly owned operating subsidiary. Immediately prior to the Merger we changed our name to “Kuhlman Company, Inc.,” and effected a reverse stock split on a one-for-five share basis, all pursuant to the terms of the Merger Agreement. Prior to the Merger, our common stock was quoted on the over-the-counter bulletin board under the trading symbol “GVUS.OB.” Now, our common stock trades under the symbol “KHLM.OB.”
      In the Merger and in exchange for all of their shares of SK2 common stock, the stockholders of SK2 received a number of shares of our capital stock such that they owned approximately 91% of the outstanding shares of our capital stock on a fully diluted basis immediately after the Merger. As of June 10, 2005, the Company has issued and outstanding 16,052,835 shares of capital stock, including 14,749,950 shares of preferred stock issued to former holders of SK2 common stock in the Merger and 1,302,885 shares of our common stock that were outstanding prior to the Merger (after giving effect to the one-for-five-share reverse stock split).
      For accounting purposes, the Merger was treated as reverse acquisition of a public shell whereby SK2 was treated as the acquirer.
Results of Operations
      The Company’s total revenue was $1,906,427 through June 30, 2004 and $2,691,717 through July 2, 2005. Wholesale revenue was 53.9% of revenue through June 30, 2004 and 10.0% of revenue through July 2, 2005. Retail sales were $884,586 through June 30, 2004 and $2,422,545 through July 2, 2005, an increase of 274%. We had 18 stores open as of June 30, 2004 and 30 stores open on July 2, 2005.
      Gross profit was 39.1% of revenues for the three months ended June 30, 2004 and 36.3% of revenues for the three months ended July 2, 2005. Gross profit on retail revenues were 31.4% for the three months ended June 30, 2004 compared to 39.1% for the three months ended July 2, 2005. The decrease in gross profit was due primarily to changes in our wholesale business. Other factors affecting gross profit include a different cost structure on permanent leases, increased payroll costs associated with hiring more highly skilled store management, increased distribution costs, and fluctuations in foreign currency exchange rates. Gross profit is expected to fluctuate from period to period as the product mix sold by the Company will continue to change, and as new stores are opened.
      We are changing the mix of store leases to include a higher percentage of permanent stores. These stores are located in prime retail areas where we are expecting higher revenue rates. We have been reviewing all store management personnel and making changes to improve customer service and store performance. We have experienced increased distribution costs due to fuel surcharges. Currently the bulk of our products are air shipped from Europe. With the maturing of the business we plan to manage this cost by using alternate methods of shipment.

      The total of store operating expenses and general and administrative expenses have increased from 108% of retail revenue through June 30, 2004 to 121% or retail revenue through July 2, 2005. With improved systems, operating expenses are being charged more specifically to stores than they were in 2004.
      Store operating and general and administrative costs increased from $690,522 to $1,713,257 for the current quarter and increased from $955,242 to $2,934,637 on a year to date basis for the periods ending June 30, 2004 and July 2, 2005, respectively. These costs have increased as a result of the Company’s expansion and the build out of the Company’s infrastructure with increases primarily in lease expenses, payroll and related costs and professional fees.
      We incurred audit and legal costs associated with the reverse merger and becoming a publicly traded company. We also incurred significant professional service costs associated with building the information systems infrastructure necessary to support our growth plans. Payroll costs have increased with the addition of management, leasing, store build-out, accounting and information systems personnel. With this foundation in place, we believe that we will be able to achieve our growth plans with moderate cost increases in these areas over the next year. The Company believes this investment in the infrastructure was necessary to execute the company’s growth plan.
      The Company expects to be able to reduce its store operating and general and administrative costs in the future as a percentage of revenues as it continues to expand locations which will make the overall operations more cost effective.
      The Company incurred a net loss of ($1,297,391) was 97% of revenues compared to ($380,149) or 39% of revenues for the quarters ended July 2, 2005 and 2004, respectively. For the year to date, the Company incurred a net loss of ($2,041,172) which was 76% of revenues compared to ($193,151) or 10% of revenues for the first six months of 2005 and 2004, respectively.
Liquidity and Capital Resources
      The Company’s cash and cash equivalents was $2,531,735 at July 2, 2005, representing an increase of 488% from the cash of $518,919 at December 31, 2004. Following the closing of its private placement in July 2005, the Company had cash and cash equivalents of $5,160,760 on August 12, 2005. The Company completed a private equity placement in July which provided additional working capital. Although we have no material commitments for capital expenditures, we anticipate continued expenditures for the roll-out of additional retail stores. As of July 2, 2005, we have funded our operations and satisfied capital expenditure requirements primarily through the use of equity raised through proceeds received from the sale of equity in private placements.
      We are a Company with limited operating history upon which to evaluate our business model and prospects. As of December 31, 2003, we had five retail stores open. Currently, we operate 34 stores and have executed leases to open an additional seven stores. Our limited operating history limits the ability to evaluate the long-term viability of our business and the success of our expansion. As a relatively new business, we are subject to all the risks inherent in commercial operations, including unforeseen difficulties and obstacles. There can be no assurance that we will be successful at developing a profitable chain of Kuhlman retail apparel stores.
      We have a history of losses and expect to incur substantial expenses associated with increased store development and general and administrative expenses related to our expansion and becoming a public company through the Merger. We also plan to invest in systems and the infrastructure necessary to support the current and future growth of our retail expansion efforts. As a result, we expect to continue to incur net losses through at least the fiscal year ending 2005.
      We may require significant additional capital if cost overruns or unforeseen contingencies arise. However, there can be no assurance that additional financing will be available through the public markets, or otherwise, at terms favorable or acceptable to us. If adequate funding is not available, the Company may be required to slow its expansion strategy.

      Our continued growth depends on our ability to open and operate stores on a profitable basis and on management’s ability to manage our expansion. Since the inception of SK2, we have closed four stores primarily due to geographic location and/or economic conditions. We have opened 28 stores since January 1, 2004. Our recent and planned expansion includes the opening of stores in both existing and new geographic markets. Opening stores in new markets has presented, and may continue to present, competitive and merchandising challenges that are different from those faced by us in our existing geographic markets. Our planned expansion is dependent upon a number of factors, including our ability to locate and obtain favorable store sites, negotiate acceptable lease terms, obtain adequate merchandise supply and hire and train qualified management and employees. Factors beyond our control may also affect the our ability to expand, including general economic and business conditions affecting consumer spending.
      Our continued growth will place an increasing strain on our resources, and we could experience difficulties relating to a variety of operational matters, including hiring, training and managing an increasing number of employees, obtaining sufficient quantities of merchandise from vendors, obtaining sufficient material and contract manufacturers to produce our products, expanding its distribution facility and enhancing our financial and operating systems. There can be no assurance that we will be able to manage our growth effectively. Any failure to manage growth could have a material adverse effect on our business, financial conditions and results of operations.
      Our business is seasonal by nature, with the third and fourth quarters accounting for the largest percentage of annual net sales. The third and fourth quarters, have proven thus far to be our seasonal spike in sales volume. We must continue to successfully execute during the third and fourth quarters because having too little merchandise or too much merchandise will have a material adverse effect on the Company. Outside of the holiday season, monthly sales do not fluctuate widely within each store given our one price strategy and lack of discounting. Nonetheless, our quarterly results of operations in the future may fluctuate significantly as a result of a variety of factors, including the timing of store openings, the amount of revenue contributed by new stores, changes in the mix of products sold, overstocking or understocking of merchandise, the timing and level of markdowns, the timing of store closings, expansions and relocations, competitive factors and general economic conditions.
      Currently, all of our merchandise is manufactured and sourced outside the United States, principally in Italy and Turkey. As a result, our operations are subject to the risks generally associated with doing business abroad, such as foreign government regulations, political instability, regulations relating to imports, the imposition of duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies or restrictions on the transfer of funds. We have experienced delays in receipt of merchandise due to import regulations. The inability of a contract manufacturer to ship orders in a timely manner or the inability of us to receive orders in a timely manner could cause us to fail to meet the merchandise requirements of its stores for those items, which could result in lost sales and dissatisfied customers. Any significant interruption in our foreign sourcing would have a material adverse effect on our business, financial condition and results of operations.
Off-Balance Sheet Arrangements
      We have not entered into any off-balance sheet arrangements.
Critical Accounting Policies
      Our discussion and analysis or plan of operation is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures of contingent assets and liabilities for the periods indicated. The notes to the financial statements contained herein describe our significant accounting policies used in the preparation of the financial statements. On an on-going basis, we evaluate our estimates, including but not limited to those related to our allowance for doubtful accounts, inventory valuations, the lives and continued usefulness of furniture, fixtures and leasehold improvements and contingencies. Due to uncertainties, however, it is at least reasonably possible that management’s estimates will change during the next year. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.
      Retail revenue is recognized at the time of register receipt. We accrue for estimated returns in accordance with statement of Financial Accounting Standards, (SFAS) No. 48, “Revenue Recognition When Right of Return Exists,” based on historical return levels. For private label sales, revenue is recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable.

DESCRIPTION OF BUSINESS
General
      Kuhlman is a specialty retailer and wholesale provider of exclusively designed, distinctive, high-quality apparel, offered under the “Kuhlman” brand through Company-owned retail stores and under private labels through other large retailers. Our strategy is to develop a nationally recognized Kuhlman brand by opening strategically placed stores in upscale shopping malls, upscale street locations, high-traffic transportation hubs and open-air lifestyle centers. The Kuhlman brand, founded by Scott and Susan Kuhlman, is focused on high-quality and affordable apparel sourced from European mills and factories for men and women 20 years and older. We believe that vertically integrated operations, from conceptual design and fabric sourcing to manufacturing and distribution, provide us with competitive advantages through lower product costs and faster fulfillment on design decisions. Our multi-channel sales approach, through Company-owned retail store sales and wholesale private label sales, provides us with multiple distribution outlets for our apparel and negotiating leverage with our supply sources. Kuhlman’s retail stores include both a men’s and women’s specialty store format.
      Initially, we focused on developing a “small-box” retail store format for selling Kuhlman woven shirts for men. We have since expanded our product categories beyond woven shirts to include full collections for both men and women. Our current retail format is a 500-2,000 square foot store located in upscale shopping malls, street front locations, and lifestyle centers. We strive to differentiate our look from other storefronts with a distinct and bold color palette, innovative fixtures and a lively atmosphere. Our ideal location within a mall is a visible area near a higher-end department store, such as Neiman Marcus, or an upscale specialty retailer, such as J. Crew. Our rollout strategy is based on flexibility and portability, with cost-effective build outs, quick openings, and storefronts with a high visual impact. Currently, we are exploring larger store formats offering wider merchandise selections.
      As of the date of this prospectus, we either operate or have entered into leases for 40 retail stores in 16 states. We compete in the “better-priced” market, with most stores located in upscale malls. Additionally, there are two outlet locations near Detroit and Minneapolis that provide clearance activities for the regular retail stores and are our only off-price distribution points.
      Our real estate strategy is to focus on the top malls in the country and other locations with high consumer traffic. We have found that mall developers and operators generally provide us with competitively priced leases in order to augment their overall storefront merchandising strategy. We attribute this primarily to a lack of innovation in men’s and women’s specialty retailing over the past ten years. Once within a mall, expansion or location upgrades are relatively simple given our portable small-box storefront concept. In selected markets, we seek to establish a profitable anchor store within a high-traffic regional area to provide us with a foundation to launch a cluster of other stores. For example, we opened our Rockefeller Center store in April 2005, and have since opened or signed leases for an additional four stores in Manhattan.
      In addition to our retailing operations, we generate revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise. This wholesale business enhances our profitability in three ways. First, the margins associated with the wholesale business are higher because we generally sell product on a commission basis without incurring the associated costs of goods sold. Second, and more importantly, the volume generated by the wholesaling activity enables us to lower our own costs through volume discounts that result from controlling a larger percentage of a manufacturers’ capacity. Finally, staying close to other retailers and their buying decisions provides us with an insider’s view of competitive decision making, giving us an edge in keeping our apparel looking new, fresh and differentiated.
The Kuhlman Consumer
      Kuhlman’s targeted consumer is a style-conscious man or woman, age 20 years or older, with limited time to shop. This consumer is looking for “his” or “her” retail store — a store delivering consistent quality, styling and value. The Kuhlman concept appeals to these consumers because of its focused merchandising, wardrobe-building strategy, efficient store layouts, continual flow of new merchandise, and compelling value. Our targeted consumer is someone who has outgrown The Gap, Abercrombie & Fitch, and Banana Republic; grown tired of the department store experience; or developed an appreciation of better brands and styling but is unable or unwilling to pay prices typical of these brands. We believe this consumer is looking for a sensible fashion equation — classically styled, tailored clothing, constructed of high-quality fabrics and offered at affordable prices.
      We seek to capture this consumer’s attention by offering an understandable wardrobe strategy built around woven shirts. We believe that woven shirts have become the primary wardrobe driver for both men and women customers and will continue to be so for the foreseeable future. To establish the connection with the consumer we target, we offer high-quality merchandise at a competitive price. Additionally, we offer distinctive styling, interesting details and a complete wardrobe approach. In just a short time, we believe that we have established a recognizable brand based on these product features. For example, woven shirts with interesting colors, stripes and patterns are becoming known as “Kuhlmans.”
Our Product
      We grew out of Scott and Susan Kuhlman’s vision of a brand that represents affordable and fashionable luxury. Our product line begins with woven shirts with fabrics sourced at the finest European mills. From the mills, we coordinate manufacturing in such a way that we offer merchandise with current styling at the same quality level as competitive products selling at twice or triple our retail price. Furthermore, our stores are characterized by small boxes and bold colors standing in contrast to the typical department store and traditional clothing retailers. Inside the stores, colorful shirts hang on racks rather than laying folded on shelves. Finally, our shirts are made to European sizing — quoted in centimeters (40, 41, 42, etc.) rather than the American custom of collar and sleeve length. We believe this contributes to our brand distinction while limiting the number of SKUs to carry in inventory.
      We seek to entice our targeted consumer with high-quality, classic woven shirts, consistently updated with current styling. Approximately 70% of our store inventory consists of shirts marketed under the Kuhlman brand name. As our brand becomes established, we are introducing other attire such as blazers, trousers, skirts, sweaters, ties and other accessories, all designed to complement a wardrobe built around the woven shirt. These products all share the same sense of quality, fashion and affordability as our woven shirts. This focused merchandise selection and coordination is designed to assist consumers in acquiring a simple, stylish and complete wardrobe. In this way, we seek to provide an understandable wardrobe-building strategy to our targeted consumer.
      We assemble wardrobes with an emphasis on high-quality merchandise sold at understandable prices. In this regard, we have adopted a simple price strategy for our merchandise. For example, shirts $55 and $75, ties $45, and trousers $95 and $125. Thus far, customer feedback has been extremely positive because customers have certainty about the price they will pay for an item before they enter a Kuhlman store. They also have confidence that the same item will not be marked down in the future. We thereby avoid the promotion sales mentality that leads consumers to shop only when merchandise is “on sale.” We also seek to generate “buy-now” response by limiting production runs and turning our inventory quickly. This causes our customers to continually see different merchandise when they visit our stores, and creates a sense of urgency for purchases. We believe that our simple price strategy and limited production runs eliminate the primary reasons that consumers defer the decision to buy.
      We have introduced our “standards program” consisting of selling dress shirts in white, blue and other basic colors. This is an important product line extension for us because basics comprise in excess of 50% of shirt sales in the apparel industry. When we first began opening stores, we believed it was essential to present a completely unique product and value proposition to customers in order to establish our brand. This centered on displaying an inventory with an exciting new look constructed with the fine fabrics. We believe that as we introduce shirts in basic colors such as solid whites and blues, our customers will purchase their “standards” from us as well. Ultimately, we expect that our standards program will result in increased store sales and inventory turns.
Store and Corporate Operations

Multi-Channel Distribution
      We complement our core retail store business with a wholesale sourcing business for larger retailers. We believe that the infrastructure of large retailers makes it difficult for them to act in the flexible manner needed to respond to and capitalize on quickly changing merchandise trends and design coordination. To serve this growing need and to enjoy the synergies provided to our own retail operations, we offer design, procurement and manufacturing sourcing to large retailers under private label. To date, our clientele for this wholesale sourcing business has included Marshall Fields, Nordstrom, Kohl’s, and Sears. In addition, we believe that our retail business benefits from our wholesale sourcing activities through our realization of volume-based cost reductions at the mill and manufacturing levels, and our elimination of middleman profits throughout our supply chain.

Vertical Integration
      We have developed a “direct-to-consumer” supply chain model. This direct-to-consumer model seeks to remove costs throughout our supply chain by eliminating unnecessary and costly steps from fabric mills, manufacturers, wholesale buyers, distributors, retailers, and consumers. We negotiate directly with fabric mills and manufacturers to produce to our specifications. By integrating up the supply chain, we have eliminated the need to support an extensive network of wholesale and retail relationships, thereby avoiding intermediary mark-ups and allowing us to pass our savings to our customers.

“Small-Box” Store Formats
      We utilize a distinct “small-box” format within 500-2,000 square foot retail locations which we believe gives us certain competitive advantages and operating flexibility. For example, mall owners are generally responsive to our space searches due to their need to add men’s apparel retailers. Our strategy within malls is to lease prime and compact locations on a temporary basis, and enter into long-term leases only when the locations become proven. Simple, low-cost build-out materials help keep initial opening costs low, as well as the costs of relocating stores within a mall. The ease, speed and relatively low cost of opening our stores are critical elements to the success of our rapid unit-growth plans.

Store-Level Economics
      Our stores are targeted to achieve a minimum annual revenue run rate of $250,000, or $250 per square foot within one year of opening. Five of our stores that were open for the entire 2004 calendar year achieved average revenue of approximately $255,000 and average revenue per square foot of $275. We have identified key factors effecting our operating efficiency, including brand identification, mall location, store management, staffing and employee training, initial stocking and inventory control, and product mix.

Purchasing and Distribution
      We source merchandise from what we believe are the best factories and finest fabric mills in the world. At present, all Kuhlman shirts are manufactured in Turkey and use high-quality fabrics from Turkey and Italy. The quality of shirt fabrics are graded on a numbering system, with the best fabrics being 120’s quality. This quality scale goes down to 30’s quality, which are used in shirts found in big-box retail stores. An additional grading system is based upon using two plies of yarns (i.e., twisting two yarns together) for a stronger more stable yarn. Our shirts use a minimum of 80’s quality fabrics, and most often 2-ply fabrics, making our shirts a high-quality product for the consumer. We purchase a majority of our merchandise no more than 60 days in advance of delivery. Scott and Susan Kuhlman and their staff regularly travel to factories and fabric mills to inspect production capabilities, piece goods quality, and other aspects of production. Currently, we are working to expand the number of vendors from whom we purchase product to ensure reliable, uninterrupted sources of merchandise.
      We utilize a centralized distribution receiving and shipping practice. Currently, merchandise is either shipped directly from manufacturing sites in Europe to our Kuhlman retail stores or received at our Company headquarters in Minneapolis where it is sorted, tagged with bar-coded tickets and packaged for distribution to our stores. Our goal is to ship the majority of our merchandise to the stores within one to two business days of receipt. In addition, we ship additional inventory for restock as store sales occur. This allows us to control inventory flows. Thorough and precise inventory management allows us to minimize overstock by redirecting slow-moving inventory to stores that are experiencing greater success with the fashion.
Information Technology
      We have recently implemented a sophisticated computerized system for tracking merchandise from the time it leaves the factory and enters our distribution system to when it is sold to the customer. The objective of this technology is to insure that (i) store shipments are delivered accurately and promptly, (ii) store inventories remain constant, and (iii) merchandise is properly allocated among stores. In addition, this system allows us to monitor store sales by merchandise classification, SKU, color and size to determine types and amounts of products to purchase, detect products and trends that are emerging or declining, and optimize product mix in our stores by responding to the spending patterns of customers. We believe this system will enhance our growth by allowing stores to carry a reduced inventory and increase turnover, helping us satisfy consumer demand, and providing us with information needed to efficiently manage operations.
Brand Building and Marketing
      The Kuhlman brand is about classic styling and “correct clothing” that is right for the moment and which can be purchased at understandable prices. We believe that our Kuhlman brand will be our most important asset. Our ability to continuously evolve the brand to appeal to the changing needs and priorities of our targeted consumer will be a key criterion of our long-term brand-building success. We plan to continue investment in the development of our brand through, among other things, client research, advertising, in-store marketing, direct-mail marketing, and our internet presence. We also plan to make investments to enhance the overall client experience through the opening of new stores, the expansion and remodeling of existing stores, and focusing on client service.
      To date, our primary marketing channels have consisted of e-mail, internet marketing, press derived from its press kits, and other grassroots marketing strategies. We believe that the brand’s success to date has been achieved by customers discovering our products on their own or learning about us through word of mouth. We attempt to capture the e-mail addresses of customers that purchase product in our stores and the e-mail addresses of visitors to our website. We believe that enthusiasm for our brand is evidenced by the growing number of hits on our website. For example, monthly website hits grew from approximately 400,000 in October 2004 to approximately 1.3 million in August 2005. We intend to utilize e-mail as our primary method for staying in contact with customers. We believe that our brand’s success to date can be attributed to its grassroots and internet-based marketing strategies. In order to find new customers, we presently intend to continue relying on press derived from press kits, some local advertising, word of mouth, and opening stores in high-foot-traffic locations throughout the United States.
      We have pending applications seeking federal registration of our “KUHLMAN” and “KUHLMAN — APPAREL FROM A DIFFERENT PERSPECTIVE” trademarks. Our “KUHLMAN - APPAREL FROM A DIFFERENT PERSPECTIVE” trademark application was approved for publication in the United States Patent and Trademark Office’s Official Gazette on July 12, 2005. Although registration of our “KUHLMAN” trademark has been refused based upon the examiner’s contention that this mark is “primarily merely a surname,” we believe that we successfully will overcome the examiner’s objection and secure registration of this trademark on the Principal Trademark Register.

Store Locations and Expansion Strategies
      Our strategy is to develop a nationally recognized Kuhlman brand by opening numerous retail sites in upscale shopping malls, high-traffic street locations, and open-air lifestyle centers which present attractive demographics. We opened our first store in August 2003 and have since expanded to 33 Company-operated retail stores in 16 states as of August 31, 2005. We currently expect to open an additional 25 stores by December 31, 2005. Our stores compete in the “better-priced” market with all but three located in upscale malls. One store is located in a trendy storefront neighborhood in Chicago and others are in Auburn Hills, Michigan (near Detroit) and Albertville, Minnesota (near Minneapolis), branded as “K-Space,” serve as an outlet which provides clearance activities for our stores.
      To date, we have focused on developing a “small-box” boutique retail store format for selling our men’s and women’s apparel within 500-2,000 square foot locations. The versatility of the “small-box” model with its visually striking storefront appearance is an attractive alternative for a mall owner or operator to fill a small space. Our unique ability to open stores quickly and “turn the lights on” with an exciting lively concept is far superior to a dark, empty hole in an upscale mall. In addition, we have found that mall developers and operators generally provide us with competitively priced leases in order to augment their overall storefront merchandising strategy. We attribute this primarily to a lack of innovation in men’s and women’s specialty retailing over the past ten years. Since most malls are largely filled with women’s wear, children’s, furniture and jewelry, any new concept appealing to men tends to broaden traffic demographics and be favorably received by mall operators. We believe these considerations allowed us to gain access to several nationally known shopping centers such as the Galleria in Edina, Minnesota and Harborplace in Baltimore, Maryland despite being a relatively unknown business at the time.
      Currently, our leases take the form of a percentage of sales charge (with a minimum) instead of the traditional long-term obligation. The flexibility of a month–to-month arrangement coupled with the our ability to execute a low-cost build out permits a quick and inexpensive move if a better alternative within the mall presents itself. Also, we have the option of securing a longer term fixed-rent lease if we choose.
      Our ideal location within a mall is a visible area near a higher-end department store, such as Neiman Marcus, or an upscale specialty retailer, such as J. Crew. Some of our initial store locations were not ideal, but offered us the opportunity to establish ourselves in the minds of developers and owners. Currently, we are exploring larger store formats offering wider merchandise selections. Our key criteria used when considering a particular location for expansion include:

•	mall location, anchor tenants, tenant mix, average sales per square foot

•	available location within a mall, square footage, and storefront width

•	market area, including economic vitality and proximity to existing markets to capitalize on name recognition and store clustering strategy

•	cost of rent, including minimum rent, common area and extra charges, and

•	estimated construction costs and tenant allowances.
      We are pursuing a clustered expansion strategy to better exploit our Kuhlman brand. Establishing a visible high-traffic anchor store in a new geographic area is the first step in penetrating a new market. This missionary development of a new market takes some time. This investment has already been made in several new territories. For example, in the past 18 months we have opened 11 territories with single stores. We believe that second and third stores in a specific market will generally attain expected store performance more quickly than the first store since awareness will have grown within the territory.

Kuhlman Stores
      Below is a list of our current stores as of the date of this prospectus.

Store	Location

Gaviidae I	651 Nicollet Mall, Minneapolis MN
Galleria II	3385 Galleria, Edina MN
South Coast Plaza	3333 Bristol Street, Costa Mesa CA
Santana Row	334 Santana Row, San Jose CA
Gaviidae II	651 Nicollet Mall, Minneapolis MN
Harborplace	200 E Pratt St, Baltimore MD
Great Lakes Outlet	4132 Baldwin Rd, Auburn MI
Willowbend	6121 West Park Blvd, Plano TX
Village of Merrick Park	370 San Lorenzo Ave, Coral Gables FL
Woodfield Shopping	113 Woodfield Shopping Center, Schaumburg IL
Houston Galleria	5175 Westheimer, Houston TX
Ridgedale	12333 Wayzata Blvd, Minnetonka MN
Las Vegas Fashion Show II	3200 South Las Vegas Blvd, Las Vegas NV
Southport	3724 N. Southport, Chicago IL
Sunset Plaza	5701 Sunset Drive, South Miami FL
Keystone Crossing	8701 Keystone Crossing Blvd, Indianapolis IN
Phipps Plaza	3500 Peachtree Road, Atlanta GA
Liberty Place	1625 Chestnut Street, Philadelphia PA
Gaviidae Womens	651 Nicollet Mall, Minneapolis MN
Dallas Galleria	13350 Dallas Parkway, Dallas TX
Georgetown Park	3222 M Street NW, Washington DC
Palo Alto	180 El Camino Real/ N325 Stanford, Palo Alto CA
Galleria Womens	3590 Galleria, Edina MN
Houston Center	1200 McKinney, Houston TX
King of Prussia	435 Mall Blvd, King of Prussia PA
Rockefeller Center	30 Rockefeller Center, New York NY
Citi Corp	500 West Madison St., Chicago IL
Albertville	6500 Lebeaux Ave., Albertville MN
West Village	484 6th Ave, New York NY
One Pacific Plaza	10375 Pacific Street, Omaha NE
SoHo	96 Grand Street , New York NY
Great Lakes Mentor	7850 Mentor Ave., Mentor OH
Lighthouse Place	101 Lighthouse Place, Michigan City IN
Employees
      As of the date of this prospectus, we had approximately 150 employees — approximately 48 of whom were full time. Our personnel plan calls for the average Kuhlman store to have three to four part-time employees. Our part-time employees receive approximately $8 per hour and 2% commission. Our personnel plan also calls for one regional manager for every five to six stores. We intend to hire regional managers who will oversee clusters of stores in a particular geographic area. Regional managers will receive a base salary and 2% commission on sales for stores that are under their responsibility. We have additional managers for operations, marketing, shipping and distribution, and operations.
Competition
      The men’s and women’s retail apparel industries are highly competitive with fashion, selection, quality, price, location, store environment and service being the principal competitive factors. While we believe that we are able to compete with other merchandisers, including department stores and specialty retailers, we believe that we compete mainly on the basis of merchandise selection and consumer value proposition.
      In the men’s merchandise areas, we compete with specialty retailers such as Banana Republic, Mark Shale, American Eagle Outfitters, and The Gap. In addition to specialty retailers, we compete with certain department stores, such as Dillard’s, Federated, Nordstrom’s, May Company, Saks and other local or regional department stores and specialty retailers, as well as with mail order and internet merchandisers.
      In women’s merchandise areas, we compete with specialty retailers such as Limited, Ann Taylor, and Chico’s. In addition to specialty retailers, we compete with certain department stores, such as Dillard’s, Federated, Nordstrom’s, May Company, and Saks, other local or regional department stores and specialty retailers, and certain mail order and internet merchandisers.

MANAGEMENT
Directors and Officers

Name	Age	Position(s) Held

Scott Kuhlman	40	Chief Executive Officer and Director
Susan Kuhlman	40	Director of Business Development
Jon Gangelhoff	46	Chief Financial Officer
Greg Griffith	40	Chief Operating Officer
Jon Sabes	38	Director
David Ferris	49	Director
Chris Larson	33	Director
Daniel Rindos	56	Director
      Scott Kuhlman has served as a Director and Chief Executive Officer of the Company since the Merger, and has served as a Director and Chief Executive Officer of SK2 since its inception. He is also currently the Chairman of our board of directors. Mr. Kuhlman’s 25-year career in the retail apparel industry includes sales, buying and managing positions. Mr. Kuhlman began working in the wholesale side of apparel in 1993 and worked with companies including Joseph Abboud, Sero, HartMarx, Jack Victor and Arnold Brant. Prior to founding SK2, he worked in Europe sourcing and producing product for his employer. Mr. Kuhlman has a bachelor’s degree in Finance from the University of Nebraska-Omaha.
      Susan Kuhlman has served as the Company’s Director of Business Development since the Merger, and has served as a Director and Secretary of SK2 since it’s inception. Ms. Kuhlman has been a producer and director of several television and cable network programs for the University of Nebraska-Lincoln and a variety of other businesses. Ms. Kuhlman’s experience within the apparel industry includes six years as District Manager and Sales Representative for Audrey Buckner Neckwear and two years with a start-up sportswear company, Balata. She received her bachelor’s degree in Broadcast Journalism from the University of Nebraska-Lincoln.
      Jon Gangelhoff has served as our Chief Financial since the Merger, and has served as the Chief Financial Officer of SK2 since October 2004. Prior to joining SK2, he served as Chief Financial Officer of M/A/Peterson, a national recognized design/build firm for two years and spent ten years prior to that at Hauenstein & Burmeister where he began as Director of Information Systems, became Director of Operations and ultimately served as Chief Financial Officer. Mr. Gangelhoff is a graduate of Mankato State University.
      Greg Griffith has served as the Company’s Chief Operating Officer since the Merger, and has served in that capacity for SK2 since April 2004. Prior to joining SK2, he spent two years with Bachrach, where he was product merchandiser of men’s tailored clothing for 52 stores. Prior to his work with Bachrach, he was a buyer-merchandiser of men’s tailored clothing for ten Midwest stores from 1990-2002. Mr. Griffith is a graduate of Ohio State University with a bachelor’s degree in Business.
      Jon Sabes has served as a director of the Company since the Merger, and has been a director of SK2 since May 2005. Mr. Sabes is currently Chief Executive Officer of Opportunity Finance, LLC, a commercial finance company. Mr. Sabes has over 16 years experience in finance, business development, and consulting in a variety of industries. In 1998, Mr. Sabes co-founded Jon Adams Financial Co., LLP, a law firm and business advisory firm specializing in providing small and medium size businesses with professional services related to mergers and acquisitions and corporate finance. Prior to creating Jon Adams Financial Co., Mr. Sabes served as a tax consultant with Ernst & Young LLP. Prior to his work with Ernst & Young, Mr. Sabes served as Vice President of Business Development for Gaming Corporation of America, and worked as an investment banker with Jefferies & Company, Inc. Mr. Sabes earned a Juris Doctor, cum laude, from the University of Minnesota Law School and holds a B.A. in Economics from the University of Colorado.

      David Ferris has served as a Director of the Company since the Merger, and has served as a director of SK2 since May 2005. He is currently Assistant Vice President of Cargill, Inc. where he advises the board of directors and management on corporate performance and executive compensation issues and is responsible for Cargill’s compensation and benefit programs worldwide. From 1993 to 1996, when he joined Cargill, he was a national practice leader with Aon Consulting Group. From 1991 to 1993 he was a principal with Retirement Strategies. From 1980 to 1991, Mr. Ferris was Director of Risk Management and Investments with Honeywell. Mr. Ferris has a bachelor’s degree in Economics from the University of St. Thomas, St. Paul, Minnesota.
      Christopher Larson has served as a director of the Company since the Merger, and has served as a director of SK2 since May 2005. Mr. Larson is a co-founder and has served as Chief Financial Officer of Cash Systems Inc. (AMEX: CKN) from June 1999 to January of 2005. In January of 2005, Mr. Larson was promoted to Chief Operating Officer. Mr. Larson has served as a Director of Cash Systems Inc. since the company went public in October 2001. Cash Systems Inc is a leading provider of cash access service to the casino industry. Mr. Larson is also a certified public accountant.
      Daniel Rindos has been a director of the Company since January 2003. Mr. Rindos has been Vice President of Bargain News, LLC for the past 15 years. Bargain News is a group of weekly newsstand publications specializing in classified advertising and serving the New York tri-state area. Mr. Rindos was also involved in the start up of the Subway sandwich chain in the late 1960s and early 1970s. Mr. Rindos has attended the University of Bridgeport and the New York Institute of Technology majoring in electrical engineering and physics with a business minor.
Board of Directors
      At the effective time of the Merger, our board of directors was reconstituted by the appointment of Scott Kuhlman, David Ferris, Chris Larson and John Sabes as directors, and the resignations of Derek James, Alan Woinski and Kim Woinski from their roles as directors. Dan Rindos, a director prior to the Merger, continues to serve as a director after the Merger. As a result, our board of directors currently consists of five members, each of whom is identified in the table under the caption “Directors and Executive Officers” above. Currently, Messrs. Ferris, Larson, Sabes and Rindos qualify as “independent directors,” as such term is defined in Section 121A of the American Stock Exchange listing standards.
Audit Committee
      Since the Merger, we have formed an audit committee of the board of directors. The current members of the audit committee are Messrs. Rindos, Sabes and Larson. The audit committee currently operates under a written charter. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In performing these functions, the audit committee will meet periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the audit committee recommends the independent auditors for appointment by the board of directors. Prior to the Merger, the Company did not have an audit committee. All members of the audit committee are independent, as independence is defined in Section 121A of the American Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.
      The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. In addition, the board of directors has determined that at least one member of the audit committee, Mr. Chris Larson, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities and Exchange Act of 1934. Mr. Larson’s relevant experience includes his prior service as the Chief Financial Officer and Chief Operating Officer of Cash Systems, Inc. In addition, Mr. Larson is a certified public accountant.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) the Chief Executive Officer of the Company during the fiscal year ended January 1, 2005; and (ii) each individual that served as an executive officer or Chairman of the Board of the Company at the end of the fiscal year ended January 1, 2005 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (the “named executives”).

						Long-Term
						Compensation
		Annual Compensation				Awards
						Securities
					Other Annual	Underlying
		Salary		Bonus	Compensation	Options
Name and Principal Position	Year	($)		($)	($)	(#)

Scott Kuhlman,	2004	$82,446	(2)	—	—	—
Chief Executive Officer and	2003	—		—	—	—
President(1)	2002	—		—	—	—
Alan Woinski,	2004	$119,833		—	—	—
Chief Executive Officer and	2003	$106,000		—	—	—
President(3)	2002	$100,000		—	—	—

(1)	Mr. Kuhlman became the President and Chief Executive Officer of the Company effective as of the Merger.

(2)	Includes distributions (as opposed to salary payments) totaling $53,600 made by Kuhlman Company, LLC, the predecessor in interest to SK2, Inc. The remaining $28,846 was paid by SK2, Inc. as salary during 2004.

(3)	Mr. Woinski was the President and Chief Executive Officer of the Company until the Merger.
Option Grants/ Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.
      There were no stock options awarded to any of the named executives during fiscal year 2004, nor were there any option exercises by the named executives during fiscal year 2004. As of the date of this prospectus, there have been no stock options awarded to or exercised by the named executives since the conclusion of fiscal year 2004. Currently, the named executives do not hold any stock options to purchase shares of our capital stock.
Director Compensation
      Our directors have not in the past received any compensation for attending board of directors or committee meetings, although after the Merger our board of directors adopted a new policy for compensating directors. After the Merger, we will award directors annual options to purchase 27,500 shares of our common stock in addition to a $3,000 clothing allowance. In addition, we awarded options to purchase an aggregate of 110,000 shares of common stock to four of our directors (Messrs. Ferris, Sabes, Larson and Rindos) effective as of the Merger.
Employment Agreements
      On May 19, 2005, we entered into three-year employment agreements with both Scott and Susan Kuhlman. Mr. Kuhlman will receive an annual salary of $150,000 and be eligible for an annual bonus, at the discretion of the compensation committee of board of directors, of up to 100% of his annual salary. Ms. Kuhlman will receive an annual salary of $100,000 and be eligible for an annual bonus, at the discretion of the compensation committee, of up to 100% of her annual salary. The employment agreements contain confidentiality, non-solicitation and non-competition covenants which generally provide that neither employee will compete with us for a period of two years following the termination of their employment with us. In the event that we terminate either Mr. or Ms. Kuhlman’s employment without “cause” (as defined in the employment agreements), such terminated employee will be entitled to salary continuation for a period of two years and any unvested portions of their option grants, if any, will vest immediately.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of October 5, 2005, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each named executive, and (iv) all executive officers and directors as a group:

		Percentage of	Percentage of
		Outstanding	Outstanding
	Number of Shares	Shares	Shares
Name and Address of Shareholder	Beneficially Owned	(%)(1)	(%)(2)

Scott and Susan Kuhlman	3,437,500	72.5%	17.4%
Jon Sabes(3)	2,422,000	65.0%	12.3%
David Ferris(4)	27,500	2.0%	*
Chris Larson(4)	27,500	2.0%	*
Dan Rindos(4)	91,100	6.5%	*
Jon Gangelhoff(5)	152,000	10.7%	*
Greg Griffith(6)	95,000	6.8%	* %
Joseph Geraci(7)	1,361,511	51.1%	6.9%
All Company directors and officers as a group(8)	6,261,433	82.7%	31.7%

*	less then one percent

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Beneficial ownership in this column is presented as if all shares of common stock offered hereby were sold and there were 19,749,542 shares of common stock outstanding.

(3)	Includes 1,292,000 Series A Preferred Stock shares that are held in the name of Mokeson, LLC, an entity beneficially owned by Jon Sabes, 1,102,500 Series A Preferred Stock shares that are held in the name of Kuhl Holdings, Inc. and 27,500 common shares issuable upon the conversion of Series A Preferred Stock that is issuable upon exercise of options.

(4)	Includes 27,500 common shares issuable upon the conversion of Series A Preferred Stock that is issuable upon exercise of options.

(5)	Includes options to purchase 70,000 shares of Series A Preferred Stock, which shares are convertible into shares of common stock, and 82,000 shares of common stock held by Nancy M. Ganglehoff, trustee of the Nancy M. Ganglehoff Revocable Trust dated July 21, 2005.

(6)	Includes options to purchase 70,000 shares of Series A Preferred Stock, which shares are convertible into shares of common stock.

(7)	Includes shares held in the name of Isles Capital, LLC, an entity beneficially owned by Joseph Geraci. Shares beneficially held include shares of Series A Preferred Stock, which is convertible into shares of common stock, and shares of common stock issuable upon exercise of warrants.

(8)	Includes Messrs. Kuhlman, Sabes, Ferris, Larson, Rindos, Gangelhoff and Griffith.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Opportunity Finance, LLC
      On March 22, 2004, the predecessor of SK2, Inc. entered into a Credit Agreement with Opportunity Finance, LLC for a revolving line of credit up to $750,000 for a period ending on March 31, 2007. Jon Sabes, a director of the Company, controls Opportunity Finance. The credit line is available for inventory purchases and working capital and is secured by all assets of SK2, Inc. As of June 30, 2004, Opportunity Finance had advanced $750,000 to us pursuant to a promissory note which is due and payable in full on December 31, 2005, with installments of principal, plus interest at the rate of 1% for each 30-day period from the date of each advance, payable on the last business day of each calendar quarter. As of the date of this prospectus, we owe Opportunity Finance the principal amount of $525,000 plus accrued interest.
      The Credit Agreement provides that until March 22, 2006, Opportunity Finance has a right of first refusal on financing for the Company, including any equipment leasing or debt financing of any kind and any equity investment.
      In connection with the Credit Agreement, Opportunity Finance was issued a five-year warrant to purchase up to 3,100,000 shares of common stock at the per-share price of $0.0805. These warrants were exercised on a cashless basis in March and April of 2005 for an aggregate of 2,880,000 shares of common stock.
Scott and Susan Kuhlman
      Scott and Susan Kuhlman are husband and wife.
MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS
General
      Prior to the consummation of the Merger, our common stock traded on the over-the-counter bulletin board under the symbol “GVUS.OB.” Since the Merger and as a result of the Company’s name change to Kuhlman Company, Inc., our common stock has traded under the symbol “KHLM.OB.” The following table sets forth the high and low bid prices for our common stock as reported by the over-the-counter bulletin board since our common stock began trading over the counter in 2004. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Throughout the periods indicated below, trading in our common stock was sporadic, exemplified by low trading volume and many days during which no trades occurred:

	Price Range

Fiscal Year 2005 (Quarter Ended)	High	Low

June 30, 2005	$6.50	$0.15
March 31, 2005	$0.20	$0.14

Fiscal Year 2004 (Quarter Ended)	High	Low

December 31, 2004	$0.20	$0.05
September 30, 2004	$0.25	$0.05
June 30, 2004	Not Listed
March 31, 2004	Not Listed
      The approximate number of shareholders of record of our common stock as of August 30, 2005 was approximately 940. We have never declared or paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future. The approximate number of shareholders of record of our Series A Preferred Stock as of August 30, 2005 was 248.
Securities Authorized for Issuance Under Equity Compensation Plans As of Last Fiscal Year
      As of the end of fiscal year 2004, we did not have any outstanding options for directors, employees or consultants under any stock option plan.
Stock Option Plan
      The board of directors and shareholders of SK2, Inc. adopted the SK2, Inc. Stock Option Plan for directors, employees and consultants in May 2005 (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company upon the Merger. Currently, an aggregate of 1,500,000 shares of our common stock are reserved for issuance under the Stock Option Plan. The plan is administered by the compensation committee of the board of directors, which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when each option becomes exercisable. As of the date of this prospectus, options to acquire an aggregate of 530,000 shares of Series A Preferred Stock at $1.85 per share have been issued.
USE OF PROCEEDS
      We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus.
SELLING SHAREHOLDERS
      The following table lists the total number of shares of our common stock beneficially owned by the selling shareholders as of October 5, 2005, and after this offering. Except as indicated in the table and accompanying footnotes, the selling shareholders are offering all of the shares of common stock owned by them or issuable to them upon the conversion of Series A Preferred Stock, and the exercise of the warrants or options described herein and covered by the registration statement of which this prospectus is a part. A total of 18,491,657 shares are included in this table.

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Abdelwahed, Sarah J.(2)	13,000	13,000		*
Abelson, Barry(2)	10,000	10,000		*
Abrams, Michael(3)	50,000	50,000		*
Ackerman, Kenneth J.(2)	30,000	30,000		*
Ackerman, Robert M.(2)	17,500	17,500		*
Amacher, Jeremy(3)	1,000	1,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Anderson, Chad A.(2)	55,000	55,000		*
Anderson, Dallas C.(3)	60,000	60,000		*
Anderson, Robert M.(2)	50,000	50,000		*
ASFG, Inc.(3)	100,000	100,000		*
Auger, Sharon & Richard(2)	25,000	25,000		*
Southwest Securities as IRA Cust. FBO Richard Auger(2)	5,000	5,000		*
Marcia E. Bailey Trust(2)	11,000	11,000		*
Baker, Bradley W.(3)	22,728	22,728		*
Stanford Baratz Revocable Trust(4)	50,000	50,000		*
Bear Sterns Custodian FBO Larry Barenbaum IRA(3)	25,000	25,000		*
Warren L. Beck Revocable Trust U/A/D 12/31/86(2)	27,500	27,500		*
Belisle, Wayne(3)	60,000	60,000		*
Beversdorf, Tim A. & Diane M.(3)	12,500	12,500		*
Blomstrand, Pamela L. and Bruce T., JTWROS(2)	27,500	27,500		*
Piper Jaffray as Custodian FBO Thomas J. Brandt(2)	15,000	15,000		*
Braufman, Jon R.(3)	44,000	44,000		*
CT Ventures, LLC(3)	11,111	11,111		*
Miles Braufman(3)	25,000	25,000		*
Kevin Brazner & Carla Rose, tenants in common(2)	50,000	50,000		*
Briones-Hassell, Lisa and Hassell, Rehn, JTWROS(2)	2,000	2,000		*
Bruber, Clifford & Elizabeth(3)	50,000	50,000		*
Brunner, Lauri Ann(3)	25,000	25,000		*
Bunkers, Mike(2)	10,000	10,000		*
Burns, Thomas(2)	25,000	25,000		*
Burns, Thomas J.(3)	25,000	25,000		*
C&L, Inc.(3)	200,000	200,000		*
Caberallo, LLC(2)	5,000	5,000		*
Campbell, Philip D. & Stephanie A. Steel(5)	68,500	68,500		*
Carlson, Paul C.(2)	5,000	5,000		*
Dalen J. Caspers Living Trust, Dalen Caspers TTEE(2)	10,000	10,000		*
SL Investment, LLC(3)	750,000	750,000		*
RBC Dain Rauscher FBO: Lee S. Chapman IRA(2)	15,000	15,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Chenoweth, Dean B.(2)	11,000	11,000		*
Ciccarelli, Dino(2)	100,000	100,000		*
Clemens, Chris(2)	5,000	5,000		*
Conlin, Patrick(2)	30,000	30,000		*
Conroy, Daniel R.(2)	10,000	10,000		*
Cook, Harriet(2)	12,000	12,000		*
Craven, Richard F.(2)	50,000	50,000		*
Creative Apparel Concepts, Inc.(2)	10,000	10,000		*
Cullen, Terry(2)	13,000	13,000		*
Cushman, Todd(3)	50,000	50,000		*
Daniel, Greg(3)	12,500	12,500		*
Dawson, Robert D.(2)	10,000	10,000		*
D-Bold Investments, LLC(2)	110,000	110,000		*
Disch, Debbie(3)	20,000	20,000		*
Dockendorf, Dale T.(2)	10,000	10,000		*
Ericksen, Kirk(2)	80,000	80,000		*
Kirk Ericksen Southwest Securities Inc. as SEP IRA Custodian(2)	250,000	250,000		*
Ferguson, Beth D. & Richard J., JTWROS(2)	27,500	27,500		*
Ferrell, Bryce(2)	10,000	10,000		*
Flod, David L.(3)	330,000	330,000		*
Fougner, Mark G.(2)	5,000	5,000		*
Gainsley, Peter(2)	8,000	8,000		*
Gangelhoff, Jon(3)	152,000	152,000		*
Gardner, Jeannie(2)	20,000	20,000		*
Gehlen Bruber, Elizabeth Ann(2)	2,800	2,800		*
Gehlen, Joseph P.(2)	40,000	40,000		*
Geiwitz, Alan R.(3)	25,000	25,000		*
Isles Capital, LLC(3) (29)	1,225,662	1,225,662		*
Ginther, James O., Jr.(2)	5,000	5,000		*
Gobely, Maria(3)	24,000	24,000		*
Goddard, Cory(3)	25,000	25,000		*
Golden Horseshoe, LLC(3)	25,000	25,000		*
Goldfarb, Morris & Arlene, JTWROS(2)	300,000	300,000		*
Goldfine, Harold(6)	17,500	17,500		*
Goldman, Daniel P.(2)	50,000	50,000		*
Bear Stearns Cust FBO Robert J. Goodmanson, IRA(2)	13,500	13,500		*
Gorczycki, James(3)	10,000	10,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Gray, Ben(2)	5,000	5,000		*
Greenagel, John(2)	5,000	5,000		*
Greenberg, Jordan(2)	35,000	35,000		*
Greenberg, Percy(2)	35,000	35,000		*
Southwest Securities as IRA Cust. FBO Jordan Greenberg(2)	15,000	15,000		*
Griffith, Greg(3)	95,000	95,000		*
Gudmonson, Gerald(2)	51,000	51,000		*
Gulf Coast Balanced Fund, LP(7)	375,000	375,000		*
Gust, Glen W.(8)	28,500	28,500		*
Halloran, Gordon E. and Jeanne S., JTWROS(2)	21,000	21,000		*
Hammerberg, Jason(3)	1,000	1,000		*
Hanratty, Timothy J.(2)	20,000	20,000		*
Harris, Kevin(3)	22,728	22,728		*
Hassell, Rehn and Briones-Hassell, Lisa, JTWROS(2)	3,000	3,000		*
Hecker, Dennis E.(2)	54,054	54,054		*
Helgren, Jay(3)	25,000	25,000		*
Hoffman, Michael J.(9)	77,027	77,027		*
Hokanson, James(2)	15,000	15,000		*
Hoyt, Brad(2)	150,000	150,000		*
Jacobs, David(2)	10,000	10,000		*
Johnson, Beverly J.(2)	10,000	10,000		*
Johnson, Christopher R.(10)	40,000	40,000		*
Johnson, Roger D.(2)	13,500	13,500		*
Piper Jaffray as Custodian FBO Randall L. Johnson IRA(2)	50,000	50,000		*
Piper Jaffray as Custodian FBO Tracy Johnson(2)	13,500	13,500		*
TKJ Properties, LLC(2)	50,000	50,000		*
Just, Andrea(3)	1,000	1,000		*
Kaden, John(3)	25,000	25,000		*
Kappes, Jon(2)	20,000	20,000		*
Kelleher, Thomas M.(2)	25,000	25,000		*
Khan, Arif(2)	5,000	5,000		*
Kienlen, Harold A.(2)	5,000	5,000		*
King Capital Corp.(2)	100,000	100,000		*
Kinney, Patrick J.(3)	50,000	50,000		*
Southwest Securities Inc as IRA Custodian FBO: Mary P. Kinney(2)	30,000	30,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Klinefelter, Jeff(2)	30,000	30,000		*
Klinefelter, Jeff (IRA)(2)	30,000	30,000		*
Klinefelter, Paul D.(3)	50,000	50,000		*
Piper Jaffray as Custodian FBO Paul D. Klinefelter IRA(2)	25,000	25,000		*
Knight, Cathy C.(2)	25,000	25,000		*
Kohler, Gary S.(2)	50,000	50,000		*
Konietzko, Neil(3)	225,000	225,000		*
Kramer, Ervin M.(3)	100,000	100,000		*
Kutoff, David(2)	5,000	5,000		*
Kvasnick, Mitch H. and Wenke H.(2)	5,000	5,000		*
Lackner, Martin(3)	25,000	25,000		*
Langdon, Barbara(3)	1,000	1,000		*
Lange, Kurt(3)	25,000	25,000		*
Larson, Allen K., Jr.(2)	14,000	14,000		*
Larson, Allen K., MD(2)	20,000	20,000		*
LeSavage, Graf(11)	22,500	22,500		*
Lettenberger, David J.(2)	54,054	54,054		*
Lieberman, David & Sara, trustees for David & Sara Lieberman Revocable Trust(2)	25,000	25,000		*
Linnihan, Neal, SEP IRA(3)	300,000	300,000		*
LMA, Inc.(3)	100,000	100,000		*
Lohmiller, John M.(2)	5,000	5,000		*
Lome, Leonard(2)	5,000	5,000		*
Manion, Brian(2)	5,000	5,000		*
Marz, Matthew(3)	1,000	1,000		*
Marzitelli, John(2)	5,000	5,000		*
McGuire, Robert J.(2)	30,000	30,000		*
McKoskey, William & Mary(3)	25,000	25,000		*
McNeely, Bill(3)	25,000	25,000		*
MCS Development LLC(3)	25,000	25,000		*
Bear Stearns Securities PB FOR Meadowbrook Opportunity Fund, LLC(2)	150,000	150,000		*
Meiusi, Daniel W. and Rhondi S.(2)	15,000	15,000		*
Meshbesher, Corinne(2)	6,000	6,000		*
Metro Entertainment Systems, Inc.(2)	20,000	20,000		*
Mokeson, LLC(3)	1,292,000	1,292,000		*
Montagna, Mark(2)	27,027	27,027		*
Morehouse, Thomas(2)	10,000	10,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Morin, Daniel L. & Keely D.(12)	50,000	50,000		*
Mosher, Kent(3)	50,000	50,000		*
Mosher, Kory & Teresa(2)	5,000	5,000		*
Murray, David(3)	100,000	100,000		*
Ronald S. Musich Irrevocable Trust(2)	15,800	15,800		*
Noack, Jill M. and Jeffrey(2)	5,000	5,000		*
Noel, F. William & Patricia A., JTWRS(2)	40,000	40,000		*
Novogratz, Joseph(2)	50,000	50,000		*
Nuako, Kofi(2)	30,000	30,000		*
O’Kane, Thomas G.(2)	30,000	30,000		*
O’Kane, Thomas G. (IRA)(2)	30,000	30,000		*
Pagel, Jack W.(2)	170,000	170,000		*
Pagel, Justin W.(2)	20,000	20,000		*
Perrott, Richard A.(3)	25,000	25,000		*
Piper Jaffray as Custodian FBO Gary M. Petrucci IRA(2)	26,000	26,000		*
Petters, Thomas J.(3)	227,272	227,272		*
PK Enterprises(3)	70,000	70,000		*
Polinsky, Jill(3)	12,500	12,500		*
Preece, Patrick(3)	208,320	208,320		*
Puegner, Jocelyn(3)	1,000	1,000		*
Raines, Sandi(3)	100,000	100,000		*
Rammond, Tom(3)	50,000	50,000		*
Rapaport, Larry(3)	35,000	35,000		*
Pershing, LLC as custodian FBO Richard J. Reynolds, IRA(2)	5,405	5,405		*
Robertson, David & Mary(13)	50,000	50,000		*
Sabes, Ross(3)	416,640	416,640		*
Sabes, Steven(3)	963,040	963,040		*
Kuhl Holdings, LLC(3)	1,102,500	1,102,500		*
Schaffer, Jacob Paul(2)	10,000	10,000		*
Schaffer, Paul W.(2)	50,000	50,000		*
Schallenkamp, Robert J. and Betty W., JTWROS(2)	20,000	20,000		*
Pershing, LLC as custodian FBO Steven E. Schnebly, IRA(2)	15,000	15,000		*
Schneider, Louis I.(2)	5,000	5,000		*
Betty Lou Schneider Trust(2)	5,000	5,000		*
Schnipper, Jeffrey(14)	50,000	50,000		*
Schachtman, Todd(2)	10,000	10,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Schraber, Brett(2)	5,500	5,500		*
Schreifels, Donald B.(3)	170,000	170,000		*
Sela, Amit & Paz(2)	81,100	81,100		*
Sell, Travis(3)	25,000	25,000		*
Shaffer, Byron(15)	475,000	475,000		*
MCS Development LLC(2)	25,000	25,000		*
Skeie, Robert(2)	5,000	5,000		*
Smith, Benjamin B.(2)	54,054	54,054		*
Smith, Mark A.(2)	100,000	100,000		*
Spitz, Robert(2)	5,000	5,000		*
Springer, Jeffrey(3)	5,000	5,000		*
Staton, Roger L. and Mary, JTWROS(2)	8,500	8,500		*
Pershing, LLC as custodian FBO Roger L. Staton, SEP IRA(2)	10,000	10,000		*
Stauber, Robb(2)	5,000	5,000		*
Stauber, Tom(3)	12,500	12,500		*
Stechschutle, Richard(3)	5,000	5,000		*
Steuer , Joseph T. & Jamie G.(2)	15,000	15,000		*
Stoffel, August M.(2)	25,000	25,000		*
Strong, William D.(2)	13,500	13,500		*
Stueve, LeRoy M.(2)	25,000	25,000		*
Svajgr, Jeffrey(16)	175,000	175,000		*
Lawrence M. Swartz Revocable Trust Dated 8/9/91(3)	72,000	72,000		*
Swenson, Michael P.(2)	16,000	16,000		*
Ten Times Investments, LLC(2)	78,375	78,375		*
Tolzmann, Rick D.(2)	4,000	4,000		*
Tousignant, Katherine(3)	5,000	5,000		*
Trebesch, John L.(3)	10,000	10,000		*
Trestman, Harold & Marilyn (17)	100,000	100,000		*
Turbenson, David (18)	100,000	100,000		*
Valentini, David & Kim(2)	15,000	15,000		*
VanDusen, George, III(2)	100,000	100,000		*
Vincelli, Patrick T.(2)	30,000	30,000		*
Walensky, Robert & Elayne(2)	10,000	10,000		*
Piper Jaffray FBO Robert M. Walker IRA(2)	25,000	25,000		*
Waller, Joel(3)	25,000	25,000		*
Weiskopf, Silver & Co.(2)	15,000	15,000		*
Wenzl, Ken & Kathy(3)	20,000	20,000		*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

WF Opportunity Fund LLC(3)	25,000	25,000		*
Whitebox Intermarket Partners, L.P.(2)	400,000	400,000		*
Whorrall, Scott(2)	5,000	5,000		*
Wicker, Edward P.(2)	10,000	10,000		*
Widuch, Bob(3)	50,000	50,000		*
Widuch, Robert M.(2)	50,000	50,000		*
Wilker, Ed(3)	12,500	12,500		*
William R. & Mary McKoskey(2)	17,000	17,000		*
Winer, Norman H.(3)	200,000	200,000		*
Yellin, Paul & Susan(2)	15,000	15,000		*
Youtsos, Harry(3)	20,000	20,000		*
Zakheim, Robert & Rhonda(2)	27,027	27,027		*
Southwest Securities as IRA Cust. FBO Robert Zakheim(2)	5,000	5,000		*
Zavadil, Larry A.(2)	27,027	27,027		*
Zbikowski, Scott T.(3)	150,000	150,000		*
Scott Zbikowski Southwest Securities Inc as IRA Custodian(2)	42,000	42,000		*
Zipkin, Laurence S.(19)	251,369	185,606	65,763	*
Zober Revocable Living Trust — Steve and Gail Zober Trustees(2)	50,000	50,000		*
Adams, Edward S.(20)	172,605	167,405	5,200	*
Kozberg, Marc H.(21)	38,604	29,000	9,604	*
Apex Capital, LLC(22)	9,625	9,625		*
Trygstad, Brian R.(23)	18,900	6,875	12,025	*
Zipkin, David P.(24)	20,625	10,000	10,625	*
Geraci, Joseph A.(25)	1,361,511	135,849		*
Miller Johnson Steichen Kinnard(26)	71,653		71,653	*
Northland Securities, Inc.(26)	55,743		55,743	*
Rogers, David L.(27)	30,000		30,000	*
Great North Capital Management(28)	882,900	121,000	761,900	*
Ryan Gilbertson(30)	55,000		55,000	*
Marcia Gilbertson(30)	9,000		9,000	*
Weldon Gilbertson(30)	9,000		9,000	*
Charles B. Walensky(30)	2,500		2,500	*
Nancy M. Gangelhoff, trustee of the Nancy M. Gangelhoff Revocable Trust dated July 21, 2005 (31)	82,000		82,000	*
Alan P. Frailich(28)	2,500		2,500	*
Robert J. Goodmanson(28)	10,675		10,675	*
Paula T. Olson(28)	2,500		2,500	*

		Number of Shares
		Offered by Selling
		Shareholder Upon	Number of Shares
	Total Number	Outstanding or	Offered by Selling
	of Shares	Issuable	Shareholder Upon	Percentage
	Beneficially	Conversion of	Exercise of	Beneficial
	Owned Before	Series A	Certain Warrants	Ownership
Selling Shareholder	Offering(1)	Preferred Stock	or Options	After Offering

Russell S. King(28)	19,272		19,272	*
Kristine M. Little(28)	9,175		9,175	*
Randy G. Kominsky(28)	9,604		9,604	*
Jess M. & Tia P. Ravich TTEE, Ravich 1989 Rev Tr Dtd 1/26/90(28)	6,400		6,400	*
Charles Barry(28)	3,200		3,200	*
Robert C. Klas Sr.(28)	3,200		3,200	*
Mathew Heilicher(28)	379		379	*
Francis Vargas(28)	948		948	*
Michael D. Leonard(28)	2,350		2,350	*
Lisa A. Newman(28)	500		500	*
Richard D. Husebo(28)	500		500	*
Lori A. Bale(28)	166		166	*
Terri D. Keohokalole(28)	166		166	*
Margaret L. Ridley(28)	166		166	*
Lisa M. Remick(28)	166		166	*
Susanne H. Miller(28)	166		166	*

*	less than one percent.

(1)	For purposes of the selling shareholder table and consistent with Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Selling shareholder acquired shares of Series A Preferred Stock in the July 2005 Private Placement.

(3)	Selling shareholder was a former holder of SK2 common stock that acquired shares of Series A Preferred Stock in the Merger.

(4)	25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(5)	41,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 27,500 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(6)	10,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 7,500 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(7)	75,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 300,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(8)	20,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 8,500 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(9)	27,027 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 50,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(10)	15,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(11)	10,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 12,500 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(12)	25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(13)	25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(14)	25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 25,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(15)	75,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 400,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(16)	75,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 100,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(17)	50,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 50,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(18)	50,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the July 2005 Private Placement, and 50,000 common shares are issuable upon conversion of Series A Preferred Stock that was acquired in the Merger.

(19)	Includes 85,956 common shares are issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger, 99,650 common shares issuable upon conversion of Series A Preferred Stock that was acquired in the Merger and 65,763 common shares issuable upon the exercise of Warrants.

(20)	Includes 67,755 common shares issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger, 99,650 common shares issuable upon conversion of Series A Preferred Stock received in the Merger and 5,200 common shares issuable upon the exercise of warrants.

(21)	29,000 common shares are issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger, and 9,604 common shares are issuable upon the exercise of warrants.

(22)	9,625 common shares are issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger.

(23)	6,875 common shares are issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger, and 12,025 common shares are issuable upon the exercise of warrants.

(24)	10,000 common shares are issuable upon exercise of Series A Preferred Stock issuable upon exercise of currently outstanding warrants received in the Merger, and 10,625 common shares are issuable upon the exercise of warrants.

(25)	Beneficial ownership includes 1,225,662 shares held by Isles Capital, LLC, of which Mr. Geraci is a beneficial owner. Shares offered include common shares issued upon exercise of a warrant received in the Merger, and common shares received in the Merger.

(26)	Includes shares of common stock issuable upon exercise of warrants issued to selling agents in connection with the July 2005 Private Placement.

(27)	30,000 common shares are issuable upon exercise of a warrant issued in consideration of consulting services.

(28)	Includes shares of common stock issuable upon exercise of warrants to purchase common stock, issued in connection with a consulting agreement.

(29)	Includes 375,662 shares of common stock issuable upon exercise of warrants to purchase common stock, issued in connection with a consulting agreement.

(30)	Includes shares of common stock issuable upon exercise of warrants to purchase common stock, issued in connection with a consulting agreement, and 46,000 shares of common stock issued upon conversion of Series A Preferred Stock issued in the Merger.

(31)	Includes 82,000 common shares issuable upon conversion of Series A Preferred Stock issued in the Merger and transferred from Jon Ganglehoff.
PLAN OF DISTRIBUTION
      We are registering the resale of certain shares of common stock, including shares of our common stock issuable upon conversion of our Series A Preferred Stock, offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling shareholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.
      Sales of shares of common stock offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•	an exchange distribution in accordance with the rules of the applicable exchange

•	privately negotiated transactions

•	short sales

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

      The selling shareholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.
      The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
      The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
      The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
      The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act. In this regard, Northland Securities, Inc., Oak Ridge Financial Services Group, Inc., and Miller Johnson Steichen Kinnard are “underwriters” within the meaning of Section 2(11) of the Securities Act.
      To the extent required, the shares of our common stock to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
      We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.
      In connection with the July 2005 Private Placement, we engaged certain registered broker-dealers, including Northland Securities, Inc., Oak Ridge Financial Services Group, Inc., and Miller Johnson Steichen Kinnard, to serve as non-exclusive selling agents for the sale of the shares of Series A Preferred Stock offered and sold therein on a reasonable-efforts basis. We agreed to compensate each of these selling agents by paying them a cash commission equal to 10% of the gross proceeds of all sales effected through such agent and issuing them a five-year warrant to purchase a number of shares of our common stock equal to 10% of the shares of Series A Preferred Stock sold through such agent. We also paid each selling agent 3% of the gross proceeds of all sales effected through such agent as compensation for their non-accountable expenses. In total, we paid approximately $740,864 to the selling agents, and issued warrants to purchase an aggregate of 302,646 shares of our common stock at a purchase price of $1.85 per share (the “Agent Warrants”). If the selling agents exercise the Agent Warrants, they may realize additional compensation under applicable NASD rules. The shares of common stock issuable upon exercise of the Agent Warrants will not, upon their issuance, be registered under the Securities Act, and may not be offered or sold in the United States absent registration or the availability of an applicable exemption therefrom. The Agent Warrants contain customary anti-dilution provisions, provisions for cashless exercise, and demand and “piggy-back” registration rights, requiring the Company, under certain circumstances, to register the resale of the shares issuable upon exercise of such warrants.
Shares Eligible For Future Sale
      Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of outstanding options and warrants to purchase our common stock, and upon the conversion of Series A Preferred Stock, there will be 18,551,480 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).
      Our currently outstanding shares that were issued in reliance upon the private-placement exemptions under the Securities Act (i.e., those shares issued and issuable in connection with the Merger and the July 2005 Private Placement) are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Assuming that all of the other requirements of Rule 144 are then satisfied, then: (i) the 14,749,950 restricted shares of our common stock that were issued in connection with the Merger will first be eligible for resale without registration on June 10, 2006; (ii) 1,130,956 restricted shares of our common stock issued in connection with the first closing of our July 2005 Private Placement will first be eligible for resale without registration beginning on June 23, 2006; and (iii) 4,171,794 restricted shares of our common stock issued in connection with the second closing of our July 2005 Private Placement will first be eligible for resale without registration beginning on July 14, 2006.
      In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, persons who are not affiliates under the rule may sell such securities without any limitation.
DESCRIPTION OF SECURITIES
General
      The Company is authorized to issue an aggregate of 72,000,000 shares of capital stock, $0.001 par value. Our board of directors has authority, without any further vote or action by the shareholders, to designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.
Series A Preferred Stock
      Our board of directors has previously designated 22,000,000 shares of capital stock for issuance as “Series A Preferred Stock.” As of the date hereof, we had 20,384,238 shares of Series A Preferred Stock issued and outstanding. Upon a liquidation of the Company, the Series A Preferred Stock does not have a liquidation preference. Nevertheless, it does have priority distribution rights in the event that dividends are declared, as well as other rights accorded preferred stock under the Nevada General Corporation Law. The Series A Preferred Stock does not provide its holders with any preemptive rights, rights of first refusal, or director-appointment rights. The Series A Preferred Stock grants its holders the right to vote on all matters submitted to a vote of Company stockholders on an as-if-converted basis. The Series A Preferred Stock may be converted into our common stock after the effectiveness of the registration statement of which this prospectus is a part, and shall be converted automatically into our common stock on June 10, 2006.
Common Stock
      We have 50,000,000 shares of common stock authorized for issuance of which 1,302,885 shares are currently outstanding. The holders of our common stock are entitled to one vote for each share held record on all matters submitted to a vote of Company stockholders. Our common stockholders do not have cumulative-voting rights, which means that the holders of more than 50% of our outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected. Upon liquidation, dissolution or winding up of the Company, holders of our common stock will be entitled to share ratably in all corporate assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.
DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
      Section 78.751 of the Nevada Business Corporation Act provides that a Nevada corporation shall indemnify any director, officer, employee or agent of the corporation who has been successful on the merits or otherwise in defense of any action, suit, or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, or of any claim, issue or matter therein against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense. Section 78.751 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.
WHERE YOU CAN FIND MORE INFORMATION
      Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street N.E., Room 1528, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.
VALIDITY OF COMMON STOCK
      Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.
EXPERTS
      The financial statements of SK2, Inc. for the years ended January 1, 2005 and December 31, 2003 included in this prospectus have been included herein in reliance on the report of Schechter Dokken Kanter Andrews & Selcer, Ltd., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.
      The financial statements of Gaming Venture Corp. U.S.A. for the year ended December 31, 2004 included in this prospectus have been included herein in reliance on the report of Stark Winter Schenkein & Co., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE SHAREHOLDERS OF GAMING VENTURE CORP., U.S.A.:
      We have audited the accompanying balance sheet of Gaming Venture Corp., U.S.A. as of December 31, 2004, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaming Venture Corp., U.S.A. as of December 31, 2004, and the results of its operations, and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Certified Public Accountants
Denver, Colorado
March 8, 2005

GAMING VENTURE CORP., U.S.A.
BALANCE SHEET
December 31, 2004

ASSETS
Current assets
Cash	$495,747
Prepaid expenses	19,275
Accounts receivable	10,671
Accounts receivable — other	15,000

Total current assets	540,693
Property and equipment — at cost, less accumulated depreciation	5,028
Available for sale securities	95,994

$641,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$18,763
Deferred revenues	89,756

Total current liabilities	108,519

Stockholders’ equity
Common stock, $.001 par value; 50,000,000 shares authorized, 6,514,427 shares issued and outstanding	6,514
Additional paid-in capital	1,324,045
Accumulated (deficit)	(816,361)
Other comprehensive income:
Unrealized gains on marketable securities	18,998

533,196

$641,715

The accompanying notes are an integral part of these financial statements.

GAMING VENTURE CORP., U.S.A.
STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
Years Ended December 31, 2004 and 2003

	2004	2003

Revenues
Subscriptions	$219,225	$184,897
Consulting	191,304	74,239
Other	4,294	4,396

Total revenues	414,823	263,532
Costs of revenues	131,285	93,285

Gross profit	283,538	170,247
General and administrative expenses	280,536	272,302

Operating income (loss)	3,002	(102,055)

Other income (expense)
Realized gain (loss) on marketable securities	(127,568)	10,273
Provision for doubtful accounts, former affiliates	—	(312,299)
Other	3,052	3,075

	(124,516)	(298,951)

Net (loss)	$(121,514)	$(401,006)

Basic and diluted (loss) per share	$(0.02)	$(0.06)

Weighted average shares outstanding —
Basic and diluted	6,514,427	6,514,427

Net (loss)	$(121,514)	$(401,006)

Reclassification adjustments for (gains) losses included in net (loss)	198,338	(12,860)
Unrealized gain (loss) on investments	(17,455)	57,158

Other comprehensive income	180,883	44,298

Comprehensive income (loss)	$59,369	$(356,708)

The accompanying notes are an integral part of these financial statements.

GAMING VENTURE CORP., U.S.A.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2003 and 2004

				Accumulated
	Common Stock		Additional	Unrealized Gain
			Paid-in	(Loss) on	Accumulated
	Shares	Amount	Capital	Investments	(Deficit)

Balance, January 1, 2003	6,514,427	$6,514	$1,324,045	$(206,183)	$(293,841)
Net (loss)	—	—	—	—	(401,006)
Reclassification adjustment for losses included in net (loss)	—	—	—	(12,860)	—
Unrealized gain on investments	—	—	—	57,158	—

Balance, December 31, 2003	6,514,427	6,514	1,324,045	(161,885)	(694,847)
Net (loss)	—	—	—	—	(121,514)
Reclassification adjustment for losses included in net (loss)	—	—	—	198,338	—
Unrealized (loss) on investments	—	—	—	(17,455)	—

Balance, December 31, 2004	6,514,427	$6,514	$1,324,045	$18,998	$(816,361)

The accompanying notes are an integral part of these financial statements.

GAMING VENTURE CORP., U.S.A.
STATEMENT OF CASH FLOWS
Years Ended December 31, 2004 and 2003

	2004	2003

Cash flows from operating activities
Net (loss)	$(121,514)	$(401,006)
Adjustments to reconcile net (loss) to net cash (used in) operating activities
Gain on sale of securities	(70,770)	(10,273)
Reclassification of unrealized loss on marketable securities	198,338	—
Value of investment securities received for consulting services	(57,200)	—
Depreciation	2,291	8,994
Provision for doubtful accounts	—	313,810
Valuation allowance on available for sale securities	(17,455)	—
Non-cash adjustments	(15,001)	15,001
Changes in assets and liabilities
Accounts receivable	(15,932)	(3,940)
Accounts payable and accrued expenses	13,956	3,262
Deferred revenues	6,830	16,886
Prepaid expenses	(19,275)	—

Net cash (used in) operating activities	(95,732)	(57,266)

Cash flows from investing activities
Proceeds from sale of marketable securities	149,330	65,432
Due from affiliates	—	2,238

Net cash provided by investing activities	149,330	67,670

Cash flows from financing activities
Net cash provided by financing Activities	—	—

Net increase in cash	53,598	10,404
Cash, beginning of year	442,149	431,745

Cash, end of year	$495,747	$442,149

Supplemental cash flow disclosures
State franchise tax	$1,000	$—

Cash paid for Interest	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
      Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the State of Nevada. The operations and objectives of the Company are to provide various types of gaming reports and newsletters regarding the gaming and hospitality industries. The Company also provides consulting and advisory services to the gaming and hospitality industries.
      On April 3, 1998, Casino Journal Publishing Group, Inc. (“CJPG”) and its combined affiliates merged with Gaming Venture Corp., U.S.A. (“Gaming” or the “Company”), a Nevada corporation. CJPG and its combined affiliates became wholly owned subsidiaries of Gaming, the legal acquiror. As the shareholders of CJPG and its combined affiliates acquired 65 percent of Gaming’s outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming by CJPG, the accounting acquiror in the transaction. Simultaneous with the acquisition, Gaming changed its name to CJPG.
      On January 3, 2003, the Board of Directors of CJPG approved the spin- off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company on a basis of one share of Gaming for three shares of CJPG owned as of the record date. The record date was April 1, 2003 and the initial distribution was made on April 30, 2003, the pay date. No fractional shares were issued prior to the adjustment of the distribution ratio. The terms of this spin-off arrangement were amended on May 13, 2003 to provide for a pro-rata distribution of one share of Gaming for each share of CJPG owned as of the record date. No fractional shares were issued. The additional shares required to provide for a pro-rata distribution were sent to the shareholders on June 25, 2004. No cash payments were made or received in connection with either the initial spin-off distribution or the distributions completed to achieve a pro rata distribution. Due to the fact that the common shares distributed in the spin-off were initially not on a pro- rata basis and the pay date was prior to completion of the Form 10-SB, the exemption from registration provided by Staff Legal Bulletin No. 4 is not available and Gaming may have violated Section 5 of the Securities Act of 1933. The accompanying statements of operations and changes in shareholders’ equity for the year ended December 31, 2003 were retroactively adjusted to reflect the spin-off as if it had occurred as of January 1, 2003. The Company increased the number of outstanding Gaming shares from 1,664,000 to 6,514,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

Use of Estimates
      Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results may differ from these estimates.
     Revenue Recognition
      Subscription revenues are recognized in income as issues of newsletters are delivered to the subscribers. Consulting revenues performed pursuant to contracts are recognized as income over the term of the agreements. The unearned portion of paid newsletter subscriptions and consulting revenues is deferred until newsletters are delivered to subscribers and consulting services are rendered. The Company also receives marketable securities in exchange for consulting services. These transactions are valued at the market price quoted on the applicable securities exchange on the date consulting contracts are signed. The Company retains the title and all the rights of the securities received. During the year ended December 31, 2004 and 2003 the Company recorded consulting revenue related the acceptance of marketable securities as payment aggregating $57,200 and $0.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Advertising
      Advertising costs generally are expensed as incurred. Promotion and advertising were $59,887 and $21,215, respectively, for the years ended December 31, 2004 and 2003.

Property and Equipment
      Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets of 5 years.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable
      Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk
      At December 31, 2004, the Company maintained cash balances in banks and brokerage firms. Balances in the bank are insured for up to $100,000 by the Federal Deposit Insurance Corporation and those in the brokerage firms are insured for up to $500,000 by Securities Investor Protection Corporation. At times, balances may exceed such insurance limits. The Company believes it mitigates its risk by banking with major financial institutions.

Investment in Available-for-Sale Securities
      The Company’s marketable securities consist primarily of common stocks and options and are classified as available-for-sale and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders’ equity within accumulated other comprehensive income. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. The first-in, first out method is used to determine the cost of securities sold.

Fair Value of Financial Instruments
      Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, and accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Long Lived Assets
      The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no material impairment has been indicated. Should there be an impairment, in the future, the Company will measure the amount of the impairment based on the amount that the carrying value of the impaired assets exceed the undiscounted cash flows expected to result from the use and eventual disposal of the from the impaired assets.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Segment Reporting
      The Company applies Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The application of SFAS No. 131 did not affect results of operations or financial position but does require the disclosure of segment information, as presented in Note 5.

Comprehensive Income (Loss)
      The Company follows Statement of Financial Accounting Standards (“SFAS”) 130, “Reporting Comprehensive Income”. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.
      Comprehensive income (loss) is the total of (1) net income (loss) plus (2) all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income (loss). Other comprehensive income (loss) consists of net unrealized (gains) losses from marketable securities and reclassification adjustments for reconciliation of previously unrealized losses.

Income Taxes
      The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be settled or recovered.

Per Share Data
      Basic income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted income per share is computed by dividing the net income by the weighted average number of shares of common stock, stock warrants and options outstanding during the year. The Company had no stock warrants and options outstanding at December 31, 2004 and 2003.

Recent Accounting Pronouncements
      In December 2003, the Financial Accounting Standards Board issued FASB Interpretation Number 46-R “Consolidation of Variable Interest Entities.” FIN 46-R, which modifies certain provisions and effective dates of FIN 46, sets for the criteria to be used in determining whether an investment is a variable interest entity should be consolidated. These provisions are based on the general premise that if a company controls another entity through interests other than voting interests, that company should consolidate the controlled entity. The Company believes that currently, it does not have any material arrangements that meet the definition of a variable interest entity which would require consolidation.
      In November 2004, the FASB issued SFAS 151, “Inventory Costs.” SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB 43, Chapter 4, “Inventory Pricing.” Paragraph 5 of ARB 43, Chapter 4, previously stated that “.under some circumstances, items such as idle facility expense, excessive

NOTES TO FINANCIAL STATEMENTS — (Continued)
spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on the Company’s financial statements.
      In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. Management does not expect adoption of SFAS 152 to have a material impact on the Company’s financial statements.
      In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS 153 to have a material impact on the Company’s financial statements.
      In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) amends SFAS 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statements.

2.	AVAILABLE FOR SALE SECURITIES
      Marketable securities consist of common stocks with a cost basis of $76,996 and fair market value of $95,994 at December 31, 2004, and are classified as available for sale.

NOTES TO FINANCIAL STATEMENTS — (Continued)
      The gross realized gains on sales of available-for-sale securities were $70,770 and $10,273 and sales proceeds were $149,330 and $65,432 during the years ended December 31, 2004 and 2003. In addition, the Company determined that securities with a cost basis of $227,865 and a market value of $29,527 were permanently impaired and recorded a charge to operations of $198,338 related to these securities. The adjustment to unrealized holding (losses) on available-for-sale securities included in accumulated other comprehensive income as a component of stockholders’ equity decreased by $17,455 during the year ended December 31, 2004 and accumulated gains aggregated $18,998 at December 31, 2004.

3.	PROPERTY AND EQUIPMENT
      Property and equipment consist of the following at December 31, 2004:

Equipment	$61,038
Furniture and fixtures	2,283

63,321
Less — Accumulated depreciation	58,293

$5,028

      Depreciation on property and equipment was $2,291 and $8,994 for the years ended December 31, 2004 and 2003.

4.	INCOME TAXES
      The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.
      The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the years ended December 31, 2004 and 2003. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate	34%
Effect of operating losses	(34)%

—%

      As of December 31, 2004, the Company has a net operating loss carry forward of approximately $492,000. This loss will be available to offset future taxable income. If not used, this carry forward will expire through 2024. The deferred tax asset of approximately $167,000 relating to the operating loss carry forward has been fully reserved at December 31, 2004. The decrease in the valuation allowance related to the deferred tax asset was approximately $25,000 during 2004. The principal difference between the accumulated deficit for income tax purposes and for financial reporting purposes results from the permanent decline in the valuation of marketable securities being charged to operations for financial reporting purposes.

5.	RELATED PARTY TRANSACTIONS
      The Company rents an office facility from an officer pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,160 for the years ended December 31, 2004 and 2003.

NOTES TO FINANCIAL STATEMENTS — (Continued)
      Approximate future minimum lease payments at December 31, 2004 under this lease are as follows:

Year Ending
December 31,

2005	24,000

6.	REPORTABLE SEGMENTS
      The Company has two reportable segments, newsletter and gaming subscriptions and consulting services. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as presented in Note 1. All revenues generated in the segments are external. For the years ended December 31, 2004 and 2003, the total reportable segment information is as follows:

	Newsletter
	and Gaming	Consulting	Corporate/	Total as
	Subscriptions	Services	Other	Reported

For the year ended December 31, 2004:
Reportable segments
External revenues	$219,225	$191,304	$4,294	$414,823
Depreciation and amortization	1,223	1,068	—	2,291
Operating income (loss)	(53,541)	56,543	—	3,002
Assets	32,631	17,343	591,741	641,715
Capital expenditures	—	—	—	—
For the year ended December 31, 2003:
Reportable segments
External revenues	$184,897	$74,239	$4,396	$263,532
Depreciation and amortization	6,908	2,086	—	8,994
Operating (loss)	(89,799)	(12,256)	—	(102,055)
Assets	4,566	2,363	553,085	560,014

Products and Services Revenues
      The table below presents external revenues for groups of similar products and services for the years ended December 31, 2004 and 2003.

	2004	2003

Newsletter and gaming subscriptions	$219,225	$184,897
Consulting	191,304	74,239
Other	4,294	4,396

	$414,823	$263,532
      Both segments of the Company are operating in and have derived their revenues in the United States.

7.	SIGNIFICANT CUSTOMERS
      The Company derived approximately 24% of its total revenue and approximately 52% of its consulting revenue, of which $42,000 was paid in cash and $57,200 was paid in the form of equity, from a single entity.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Board of Directors
SK2 and Subsidiary
Minneapolis, Minnesota
      We have audited the accompanying consolidated balance sheets of SK2 and Subsidiary as of December 31, 2003 and January 1, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2003 and January 1, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the 2003 and 2004 financial statements referred to above present fairly, in all material respects, the financial position of SK2 and Subsidiary as of December 31, 2003 and January 1, 2005, and the results of its operations and its cash flows for the years ended December 31, 2003 and January 1, 2005, in conformity with accounting principles generally accepted in the United States of America.

Schechter Dokken Kanter Andrews & Selcer Ltd
April 6, 2005 Except Note 9,
as to which the date is August 15, 2005
Minneapolis, Minnesota

SK2, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and January 1, 2005

	December 31,	January 1,
	2003	2005

ASSETS:
Current assets:
Cash	$60,428	$518,919
Receivables:
Trade, net of allowance for doubtful accounts of $74,113 and $2,000 at 2003 and 2005, respectively	11,827	50,074
Other		36,326
Inventories	146,834	1,514,591
Prepaid expenses	1,633	20,808
Due from officer		7,731

Total current assets	220,722	2,148,449

Property and equipment, net	34,580	258,521

Other assets:
Advances to owners	162,532
Lease deposits	6,580	28,022

	169,112	28,022

	$424,414	$2,434,992

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$705,443	$587,712
Note payable	2,500	621,570
Accrued expenses	50,813	224,748

Total current liabilities	758,756	1,434,030

Stockholders’ equity (deficit):
Members’ equity (deficit)	(334,342)
Common stock, $.001 par value authorized 40,000,000 shares; issued 10,013,228 shares in 2005		10,013
Preferred stock, $.001 par value authorized 10,000,000 shares; 0 shares issued
Additional paid-in capital		2,889,925
Accumulated deficit		(1,898,976)

	(334,342)	1,000,962

	$424,414	$2,434,992

See notes to consolidated financial statements.

SK2, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For Years Ended December 31, 2003 and January 1, 2005

	December 31,	January 1,
	2003	2005

Net sales	$1,494,079	$4,432,942
Cost of sales, including buying and occupancy	1,502,857	3,418,767

Gross profit	(8,778)	1,014,175
Store operating expenses	56,761	1,187,662
General and administrative	261,669	1,765,423

Loss from operations	(327,208)	(1,938,910)

Interest:
Income	1,113	2,866
Expense	(37,575)	(237,578)

	(36,462)	(234,712)

Loss before income taxes	(363,670)	(2,173,622)
Income tax provision		(17,360)

Net loss	$(363,670)	$(2,190,982)

Proforma loss per share, basic and diluted (unaudited)	$(.05)	$(.26)

See notes to consolidated financial statements.

SK2, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For Years Ended December 31, 2003 and January 1, 2005

		Common

		$.001 Par,
		40,000,000 Shares
		Authorized		Additional
	Members’			Paid-in	Accumulated
	Equity	Shares	Par Value	Capital	Deficit	Total

Balance, January 1, 2003	$63,528	0	$0	$0	$0	$63,528
Net loss	(363,670)					(363,670)
Distributions	(34,200)					(34,200)

Balance, December 31, 2003	(334,342)	0	0	0		(334,342)
Distributions	(242,531)					(242,531)
Issuance of warrants	112,798					112,798
Net loss, January 1, 2004 through July 14, 2004	(292,006)					(292,006)
Issuance of capital stock:
Conversion from Limited Liability Company to a C Corporation	756,081	6,300,000	6,300	(762,381)
Private placement at $1.10, per share		3,647,228	3,647	3,579,772		3,583,419
To employees for services, at $1.10 per share		66,000	66	72,534		72,600
Net loss, July 15, 2004 through January 1, 2005					(1,898,976)	(1,898,976)

Balance, January 1, 2005	$0	10,013,228	$10,013	$2,889,925	$(1,898,976)	$1,000,962

See notes to consolidated financial statements.

SK2, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 2003 and January 1, 2005

	December 31,	January 1,
	2003	2005

Cash flows from operating activities:
Reconciliation of net loss to net cash provided by (used in) operating activities:
Net loss	$(363,670)	$(2,190,982)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash interest charge		59,367
Stock issued to employees for services		72,600
Depreciation and amortization	1,666	62,944
Change in assets and liabilities:
Receivables	31,922	(74,573)
Inventories	(146,834)	(1,367,757)
Prepaid expenses	(1,633)	(19,175)
Due from officer		(7,731)
Lease deposits	(6,580)	(21,442)
Accounts payable	688,405	(117,731)
Accrued expenses	47,532	173,935

Net cash provided by (used in) operating activities	250,808	(3,430,545)

Cash flows from investing activities, purchase of property and equipment	(32,170)	(286,885)

Cash flows from financing activities:
Proceeds from notes payable issuance	2,500	559,702
Distributions to members	(34,200)	(80,000)
Advances to owners	(162,532)
Issuance of common stock and warrants		3,696,219

Net cash (used in) provided by financing activities	(194,232)	4,175,921

Net increase in cash	24,406	458,491
Cash, beginning	36,022	60,428

Cash, ending	$60,428	$518,919

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$37,576	$237,578

Supplemental disclosure of non-cash financing activities:
Distribution of non-cash asset		$162,532

Common stock issued to employees		$72,600

See notes to consolidated financial statements.

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2003 and January 1, 2005
1.                Summary of significant accounting policies:

Nature of business:
      SK2, Inc. designs a line of distinct, high quality men’s and women’s apparel and sells these products through retail outlets located in the United States and online using the name Kuhlman. SK2, Inc. also designs, markets, and sells private label apparel to large retail outlets through its wholly owned subsidiary, A3, LLC. Revenue generated from private label sales totaled approximately $1,100,000 and $1,640,000 for the years ended December 31, 2003 and January 1, 2005, respectively. Revenue generated from retail sales totaled $390,000 and $2,790,000 for the years ended December 31, 2003 and January 1, 2005, respectively.

Corporate structure:
      Prior to July 2004, SK2, Inc. was known as Kuhlman Company, LLC, which was a 90% owned subsidiary of A3, LLC. In July 2004, Kuhlman Company, LLC converted to a “C” corporation (SK2, Inc.). Shortly thereafter the owners of A3, LLC, contributed their interest in A3, LLC to SK2, Inc. in exchange for shares of common stock. For all periods presented, the financial statements reflect the activity as though SK2, Inc. was the 100% owner of A3, LLC.

Principles of consolidation:
      The consolidated financial statements include the accounts of SK2, Inc. and its wholly owned subsidiary A3, LLC.
      These financial statements are presented on a consolidated basis. All inter-company balances and activity have been eliminated.

Fiscal year:
      The Company adopted a fiscal year end of the Saturday closest to January 1st effective for the fiscal year ended January 1, 2005.

Accounting estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations:

Credit:
      The Company maintains its cash in bank deposit accounts at financial institutions where balances, at times, may exceed federally insured limits. The Company has not experienced any loss associated with this practice.

Suppliers:
      The Company currently purchases approximately 46% of its merchandise from one vendor. Although management believes other vendors could provide similar products, a change in vendors could cause a loss in sales, which would adversely affect operating results.

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Most major suppliers are foreign entities that are subject to risks associated with political change, war, terrorism and changes in United States foreign policy and duty taxes.

Customers:
      The Company’s private label business currently consists of 3 large retailers and is thus at some risk if any of these customers were to discontinue buying from the Company or drastically reduce their purchasing levels.

Trade receivables:
      Trade receivables result from private label sales and are carried at the original invoice amount less amounts received from a factoring company, and an estimate for doubtful accounts. The Company has also agreed to purchase back from the factoring company accounts not collectible. The Company evaluates the allowance for doubtful accounts using the current year account activity, historical trend information, and specific account identification. Accounts for which no payments have been received by their due date are considered delinquent, and customary collection efforts are initiated to bring them within terms. After extensive collection efforts have been exhausted without payment and further collections are deemed unlikely, the account is written off. Collections on accounts previously written off are included in income as received.
      Receivables sold to the factoring company that had not yet been collected at the end of 2003 and 2004 were $429,701 and $98,904, respectively. The factoring company charges fees at 1/2 of 1% of the receivable factored plus 1/12 of 1% daily interest.
      The Company grants credit to qualified customers located within the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

Inventories:
      Inventories, consisting of clothing, are stated at the lower of cost or market. Cost is determined by the First-In, First-Out (FIFO) method.

Property and equipment:
      Property and equipment are stated at cost. Depreciation is provided by use of the straight-line and accelerated methods over the estimated useful lives of the related assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Depreciation and amortization expense for 2003 and 2004 was $1,666 and $62,944, respectively. Estimated lives of assets are as follows:

Furniture and equipment	3-7 years
Leasehold improvements	1-5 years

Income taxes:
      Prior to July 14, 2004, SK2, Inc. and Subsidiary were organized as limited liability companies (LLC). The income taxes, if any, were the responsibility of the individual members of each LLC. Therefore, no income taxes have been provided through July 14, 2004. Subsequent to July 14, 2004, the Company provides for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.
      Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets and liabilities related to temporary differences at the time of the conversion from the LLC to the corporation were immaterial.

Revenue recognition:
      Retail revenue is recognized at the time of register receipt. The amount of revenue recognized at the time of sales is reduced by estimated returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists,” based on expected return levels. For private label sales, revenue is recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable.

Cost of sales:
      Cost of sales includes the cost of merchandise, cost of freight from vendors, costs incurred for shipping and handling, payroll for design, buying and merchandising personnel, and store occupancy costs. Consistent with retail industry practice, store occupancy costs include rent, contingent rents, common area maintenance and real estate taxes.

Store operating expenses:
      Store operating expenses include payroll, payroll taxes, health benefits, insurance, credit card processing fees, depreciation and amortization, licenses and taxes.

General and administrative expenses:
      General and administrative expenses primarily include payroll, promotion, utilities, travel, professional fees and other expenses not specifically categorized elsewhere in the consolidated statements of operations.

Advertising:
      The Company expenses the costs of advertising as incurred. Advertising expense was approximately $4,600 and $56,000 for 2003 and 2004, respectively and is included in general and administrative expenses.

2.	Property and equipment:

	December 31,	January 1,
	2003	2005

Furniture and equipment	$35,024	$228,588
Leasehold improvements	1,222	94,543

	36,246	323,131
Less accumulated depreciation	1,666	64,610

	$34,580	$258,521

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Notes payable:
      At December 31, 2003, the Company had a $2,500 note payable to the bank guaranteed by the Company’s Chief Executive Officer. The interest rate on the note was 9%.
      Effective March 22, 2004, Kuhlman Company LLC entered into a Credit Agreement with Opportunity Finance, LLC (“Opportunity”) for a revolving line of credit up to $750,000 available through March 31, 2007. The line is available for inventory purchases and working capital and is secured by all assets of the Company. In 2004, Opportunity had advanced $750,000 to Kuhlman Company LLC pursuant to a promissory note which is due and payable in full on December 31, 2005, with installments of principal, plus interest at the rate of 1% for each 30-day period from the date of each advance, payable on the last business day of each calendar quarter. The Company had originally issued a warrant exercisable through March 22, 2009 to Opportunity to purchase 30% of Kuhlman Company, LLC for the total warrant exercise price of $250,000. However, that agreement was amended at the date Kuhlman Company, LLC converted from an LLC to a corporation. At that time, Opportunity’s warrant was amended to provide for the purchase of 3,100,000 shares of common stock for the same total warrant exercise price of $250,000, or $0.0806 per share.
      The Company accounted for the borrowing and issuance of warrants in accordance with APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The proceeds of $750,000 was allocated based upon the relative fair market values of the debt ($637,202) and warrants ($112,798). The portion of the proceeds allocated to warrants of $112,798 was accounted for as additional paid-in-capital. Assumptions used to calculate the fair value of warrants issued using the Black Scholes model are as follows:

Estimated risk free interest rate	2.69%
Expected life	5 years
Estimated volatility	60.00%
Estimated dividends	0.00%
      The Credit Agreement provides that until March 22, 2006, Opportunity has a right of first refusal on financing for the Company, including any equipment leasing or debt financing of any kind and any equity investment. The Credit Agreement provides that a change of control, as defined, is an event of default under the Credit Agreement which could result in acceleration of maturity of all outstanding debt.

4.	Leases:

Operating leases:
      In 2004, the Company began leasing certain retail facilities under operating leases from non-related parties expiring through March 2011. A portion of the leases include contingent rentals based on sales, with renewal options. Most of the leases require the Company to pay base rent, contingent rent based on sales, real estate taxes and common area expenses. Rent expense for 2003 and 2004 was approximately $64,000 and $453,000, respectively, including contingent rent of approximately $33,000 and $130,000, respectively.

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments:

Operating
Year Ending	Leases

2005	$387,057
2006	209,227
2007	186,128
2008	190,540
2009	55,163
Thereafter	47,371

5.	Income taxes:

Deferred income taxes:
Federal	$(281,000)
State	(84,000)

(365,000)
Valuation allowance	365,000

Deferred tax provision	0

Current income taxes, various state minimum taxes	17,360

Total provision for income taxes	$17,360

      A reconciliation of the federal income tax provision at the statutory rate with actual taxes provided on loss from continuing operations is as follows:

Ordinary federal income tax statutory rate	$(281,000)
Estimated state tax rate, net of federal tax benefit	(66,640)
Effect of valuation allowance	365,000

Taxes provided	$17,360

      At January 1, 2005, for income tax return purposes, the Company has net operating loss (NOL) carryforwards of approximately $1,900,000 available to offset future taxable income. If not used, these carryforwards will begin to expire in 2024. Deferred taxes are calculated using enacted tax rates of 15% for federal and an estimate based on the mix of income and applicable rates by jurisdiction for state. In the period ended January 1, 2005, the state estimate is 4.5%.
      The components of the net deferred tax asset are as follows:

January 1,
2005

Deferred tax asset, net operating loss carryforward	$367,000
Deferred tax liability, depreciation	(2,000)

Net deferred tax asset	365,000
Valuation allowance	(365,000)

Net deferred tax asset	$0

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax asset net of valuation allowance:
      Management has determined that a valuation allowance equal to 100% of the net deferred tax assets as of January 1, 2005 was required, since the Company has not had a history of sustained profitability. The available NOL carryforwards may be limited due to Section 382 of the Internal Revenue Code in the event there are any significant changes in ownership of the Company, subsequent to generating the Net Operating Loss.

6.	Equity financing:
      In 2004 the Company raised $4,011,951 through a private placement in which the Company sold 3,647,228 shares of $.001 par value common stock at a price of $1.10 per share. As part of the offering, the Company paid sales and legal fees of $428,531 and issued warrants to purchase 296,461 shares of the Company’s common stock at $1.10 per share to the underwriter and issued warrants to purchase 195,000 shares at $.01 per share to other parties related to the private placement.

7.	Stockholders’ equity:

Preferred stock:
      The Company is authorized to issue up to 10,000,000 shares of preferred stock, of which none have been issued as of January 1, 2005.

Stock option plan:
      In 2004, the shareholders approved the 2004 stock option plan and 700,000 shares of common stock were reserved for granting of options to officers, key employees and directors. No options from this plan have been granted.

8.	Warrants outstanding:
      At January 1, 2005, there were warrants to purchase 3,591,461 shares of common stock at a weighted average price of $0.16 per share.
      The warrants had a range of exercise price from $.01 — $1.10 per share and a weighted average remaining life of 4.6 years.

9.	Subsequent events:
      Additional equity financing and merger:
      In February through April 2005, the Company received net proceeds of $2,245,000 through the sale of 1,711,111 shares of common stock at $1.30 — $1.80 per share.
      On June 10, 2005, SK2, Inc. merged with Gaming Venture Corp., U.S.A., a Nevada corporation (sometimes referred to as “GVUS”), and its wholly owned Delaware subsidiary, GV Acquisition Co. (“GV Acquisition”). Immediately prior to the merger, GVUS changed its name to “Kuhlman Company, Inc.” Pursuant to the terms of the Merger Agreement (Merger), GV Acquisition merged with and into SK2, Inc., with SK2, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Kuhlman Company, Inc.. In the Merger, and in exchange for all of their shares of common stock in SK2, Inc., SK2, Inc. stockholders received a number of shares of Series A Preferred Stock, such that they hold a majority of the outstanding shares of capital stock of the Kuhlman Company, Inc.. For accounting purposes this will be accounted for as a reverse acquisition of a public shell and will be reflected as a recapitalization of SK2, Inc., the operating company. The Company amended its articles of incorporation

SK2, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to increase the total number of shares authorized for issuance to 50,000,000 shares of common stock and 22,000,000 shares of Preferred Stock, and effected a reverse stock split on a 1-for-5 basis on outstanding common shares. Each share of Series A Preferred Stock will automatically convert into one share of Company common stock upon the earlier of the effectiveness of a registration statement under the Securities Act covering the conversion of the Series A Preferred Stock into Company common stock, or the expiration of the one-year period following the Merger. The Preferred Stock has no liquidation preference or senior rights typically associated with a preferred stock, other than voting rights on an as-if-converted basis.
      On June 23, 2005, the Company closed on the sale in a private placement of 1,085,956 shares of Preferred Stock for an aggregate purchase price of $2,092,209. A second closing was held on July 14, 2005, when the Company closed on a private placement of 3,455,267 shares of Preferred Stock for an aggregate purchase price of $6,392,244.
      The offers and sales of the Preferred Stock made on June 23, 2005 and July 14, 2005 were not registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration.

10.	Proforma loss per share (unaudited):
      The unaudited proforma loss per share data gives effect to the reverse acquisition (described in note 9) with Gaming Venture Corp. U.S.A., a public shell, as if it occurred on January 1, 2003. This proforma loss per share is presented for informational purposes only and does not purport to be indicative of the loss per share that would have resulted if the acquisition occurred at January 1, 2003.
      Proforma basic and diluted loss per share are computed by dividing net loss by the weighted average number of common and preferred shares outstanding during the year as if the merger with the public shell occurred on January 1, 2003, based on the capital structure of SK2, Inc. during the period adjusted for equivalent shares of the public shell company, which is based on the ratio of shares exchanged in the acquisition. Proforma diluted loss per share is computed the same as the proforma basic loss per share due to the continuing operating loss which makes the impact of stock options and warrants anti-dilutive. Preferred shares are included in the proforma calculation along with common shares since the preferred shares are similar to common shares and are convertible to one share of common stock each as a result of a registration statement or one year following the merger transaction, whichever occurs first.

Kuhlman Company, Inc.
Condensed Consolidated Interim Balance Sheets

	July 2,	January 1,
	2005	2005

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$2,531,735	$518,919
Accounts receivable — net of allowance for doubtful accounts of $2,000 and $2,000, respectively	223,926	50,074
Inventories	2,602,988	1,514,591
Prepaid expenses	522,611	20,808
Due From Officer	—	7,731
Other current assets	—	36,326

Total current assets	5,881,260	2,148,449

Furniture, fixtures and leasehold improvements	813,570	323,131
Less accumulated depreciation	(169,116)	(64,610)

Furniture, fixtures and leasehold improvements — net	644,454	258,521

Other assets — lease deposits	145,154	28,022

Total assets	$6,670,868	$2,434,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$485,399	$587,712
Note payable	701,846	621,570
Other accrued liabilities	765,635	224,748

Total current liabilities	1,952,880	1,434,030

Shareholders’ equity:
Common Stock ($.001 par value; 50,000,000 shares authorized; 1,302,885 and 0 shares, respectively, issued and outstanding) and Preferred Stock ($.001 par value; 22,000,000 shares authorized; 17,064,596 and 10,013,228, respectively, issued and outstanding)	18,367	10,013
Additional paid-in capital	8,639,769	2,889,925
Accumulated deficit	(3,940,148)	(1,898,976)

Total shareholders’ equity	4,717,988	1,000,962

Total liabilities and shareholders’ equity	$6,670,868	$2,434,992

See notes to condensed consolidated financial statements.

Kuhlman Company, Inc.
Condensed Consolidated Interim Statements of Operations
For the Three Months and Six Months Ended July 2, 2005 and June 30, 2004

	Three Months Ended		Six Months Ended

	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004

	(Unaudited)
Net sales	$1,331,530	$964,988	$2,691,717	$1,906,427
Cost of sales, including buying and occupancy	847,227	587,128	1,723,806	1,033,087

Gross profit	484,303	377,860	967,911	873,340
Store operating expenses	679,640	189,489	1,251,675	268,415
General and administrative	1,033,617	501,033	1,682,962	686,827

Loss from operations	(1,228,954)	(312,662)	(1,966,726)	(81,902)
Other income (expense):
Interest expense	(68,599)	(68,532)	(74,608)	(112,294)
Other income	162	1,045	162	1,045

Net loss	$(1,297,391)	$(380,149)	$(2,041,172)	$(193,151)

Basic and diluted loss per share	$(0.09)	$(0.06)	$(0.16)	$(0.03)

Weighted average number of shares Outstanding — Basic and diluted	15,019,939	6,300,000	12,623,395	6,300,000

See notes to condensed consolidated financial statements.

Kuhlman Company, Inc.
Condensed Consolidated Interim Statements of Cash Flow
For the Six Months Ended July 2, 2005 and June 30, 2004

	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,041,172)	$(193,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest charges	30,276	21,036
Warrants issued for service	48,400	—
Depreciation	104,506	16,257
(Increase) decrease in:
Accounts receivable, net	(173,852)	(21,338)
Inventories	(1,088,397)	(306,545)
Prepaid expenses	(501,803)	(144,841)
Due from officer	7,731
Other current assets	36,326	—
Long-term lease deposits	(117,132)	(18,530)
Increase (decrease) in:
Accounts payable	(102,313)	(509,388)
Other accrued liabilities	540,887	207,483

Net cash used in operating activities	(3,256,543)	(949,017)

Cash flows from investing activities:
Capital expenditures	(490,439)	(113,012)

Net cash used in investing activities	(490,439)	(113,012)

Cash flows from financing activities:
Net proceeds from issuance of stock	5,709,798
Warrants		112,798
Net proceeds from notes payable	50,000	912,206

Net cash provided by financing activities	5,759,798	1,025,004

Increase (decrease) in cash	2,012,816	(37,025)
Cash — beginning of period	518,919	60,428

Cash — end of period	$2,531,735	$23,403

Supplemental disclosure of non-cash financing activities
Distribution of non-cash asset		162,532

Warrants issued for services	48,400

See notes to condensed consolidated financial statements.

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JULY 2, 2005 AND JUNE 30, 2004
(UNAUDITED)

A.	Summary of Significant Accounting Policies

Basis of Presentation
      The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Operating results for the three months and six months ended July 2, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2005. Subsequent to the filing of this Form 10-QSB, the Company will be filing its Registration Statement on Form SB-2 with the Securities and Exchange Commission. The Registration Statement will provide additional financial information which will provide a more comprehensive description of the Company’s business and operations. In the opinion of management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The financial statements are presented on the accrual basis.

Change in Capitalization and Change in Reporting Entity
      On April 14, 2005, we (then known as Gaming Venture Corp., U.S.A., a Nevada corporation) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among SK2, Inc., the Delaware corporation that owns the Kuhlman retail stores, and GV Acquisition Corp., a Delaware corporation and our wholly owned subsidiary formed solely for the purpose of engaging in the merger transaction contemplated by the Merger Agreement (such merger transaction is referred to herein as the “Merger”). We entered into the Merger Agreement in order to acquire the Kuhlman retail business owned by SK2. At and after our inception in 1995, we were engaged in the business of publishing and distributing industry reports and newsletters to the gaming and hospitality industries as well as providing consulting and advisory services to the gaming and hospitality industries. Prior to the Merger, however, we wound down and ceased operating these businesses. The Merger was effected June 10, 2005 by the filing of articles of merger with the Delaware Secretary of State. As a result of the Merger, SK2 become our wholly owned operating subsidiary. Immediately prior to the Merger we changed our name to Kuhlman Company, Inc., and effected a reverse stock split on a one-for-five share basis, all pursuant to the terms of the Merger Agreement. Also prior to the Merger, our common stock was quoted on the over-the-counter bulletin board under the trading symbol “GVUS.OB.” Now, our common stock trades under the symbol “KHLM.OB.” In the Merger and in exchange for all of their shares of SK2 common stock, the stockholders of SK2 received a number of shares of our capital stock such that they owned approximately 91% of the outstanding shares of our capital stock on a fully diluted basis immediately after the Merger. As of June 10, 2005, the Company has issued and outstanding 16,052,835 shares of capital stock, including 14,749,950 shares of preferred stock issued to former holders of SK2 common stock in the Merger and 1,302,885 shares of our common stock that were outstanding prior to the Merger (adjusted for the one-for-five reverse stock split).

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For accounting purposes, the Merger was treated as reverse acquisition of a public shell whereby SK2 was treated as the acquirer.
      In connection with the Merger, we created a new class of preferred stock, denominated “Series A Convertible Preferred Stock” (the “Preferred Stock”), which the former holders of SK2 common stock received in the Merger. Each share of Preferred Stock may be converted into one share of Company common stock. The Preferred Stock has no liquidation preference or other senior rights typically associated with a preferred stock, except that the holders of Preferred Stock possess voting rights on an as-if-converted basis and are entitled to a preference for the payment of dividends.

Cash Concentrations
      Bank balances exceeded federally insured levels during the second quarter of fiscal year 2005 and exceeded federally insured levels as of July 2, 2005. Generally, these balances may be redeemed upon demand and therefore bear minimal risk.

Accounts Receivable, credit risk and allowance for doubtful accounts
      In addition to its retailing operations, the Company generates revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise, which results in trades receivables. The Company reviews customers’ credit history before extending unsecured credit and may establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information. The Company does not accrue interest on past due accounts receivable. Unless specific arrangements have been made, accounts receivable over 30 days are considered past due. The Company writes off accounts receivable when they are deemed uncollectible. Accounts receivable are shown net of an allowance for doubtful accounts of $2,000 and $2,000 at July 2, 2005 and June 30, 2004, respectively. Due to uncertainties in the collection process, however, it is at least reasonably possible that management’s estimate will change during the next year.

Valuation of Inventories
      Our inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company’s success is largely dependent upon its ability to forecast the tastes of its customers and to provide merchandise that satisfies customer demand in a timely manner. The Company’s failure to anticipate, identify, or react appropriately to changes in fashion trends could lead to excess inventories and markdowns. Sudden or continuing changes in the Company’s product markets could directly impact our gross profit performance and may cause variability in gross profit results from reporting period to reporting period.
      Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical inventory consumption, current market demands and shifting market trends. Significant assumptions with respect to market trends and customer product acceptance are utilized to formulate our provision methods. Sudden or continuing downward changes in the Company’s product markets may cause us to record additional inventory revaluation charges in future periods. No write-off provision was made to our inventories for the three months and six months ended July 2, 2005 and June 30, 2004.

Revenue Recognition
      Retail revenue is recognized at the time of register receipt. The Company accrues for estimated returns in accordance with statement of Financial Accounting Standards, (SFAS) No. 48, “Revenue Recognition When Right of Return Exists,” based on historical return levels. For private label sales,

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
revenue is recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable.

Income Taxes
      Differences between accounting rules and tax laws cause differences between the basis of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under Statement of Financial Accounting Standards (SFAS) 109. Temporary differences relate primarily to: allowances for doubtful accounts; inventory valuation allowances; depreciation; and accrued expenses not currently deductible. No income tax expense is recorded in the statement of operations since, the Company has fully reserved for all tax benefits relating to net operating loss carryforwards at this time, and will continue to assess its tax situation on a going forward basis.

Segment Reporting
      A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company’s segments have similar economic characteristics and are similar in the nature of the products sold, type of customers and methods used to distribute the Company’s products. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

Stock-Based Compensation
      Stock-Based Compensation — SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value based method of accounting for employee stock compensation. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from historical amounts. The Company has elected to continue to account for employee stock options using the intrinsic value method under APB 25. By making that election, it is required by SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” to provide pro forma disclosures of net income and earnings per share as if a fair value based method of accounting had been applied.
      Had compensation costs been determined in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
net loss applicable to common shares and net loss per common share (basic and diluted) for plan options would have been decreased to the pro forma amounts indicated below.

	Three Months Ended		Six Months Ended

	July 2,	June 30	July 2,	June 30,
	2005	2004	2005	2004

Net loss:
As reported	$(1,297,391)	$(380,149)	$(2,041,172)	$(193,151)
Pro forma	$(1,560,387)	$(380,149)	$(2,304,168)	$(193,151)
Basic and diluted net loss per share:
As reported	$(0.09)	$(0.06)	$(0.16)	$(0.03)
Pro forma	$(0.10)	$(0.06)	$(0.18)	$(0.03)
      In determining the compensation cost of the options granted during the three months and six months ended July 2, 2005 and June 30, 2004, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black Scholes pricing model and the weighted average assumptions used in these calculations are summarized as follows:

	Three Months Ended		Six Months Ended

	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004

Risk-free interest rate	3.84%	—	3.84%	—
Expected life of options granted	4-5 years	—	4-5 years	—
Expected volatility	60.0%	—	60.0%	—
Expected Dividend Yield	0.0%	—	0.0%	—
      A revision to SFAS 123, SFAS 123R “Share-Based Payment” will become effective for the Company January 1, 2006. Among other things, SFAS 123R requires expensing the fair value of stock options.

New Accounting Pronouncement
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes the impact may be significant to the Company’s overall results of operations or financial position.

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per Share
      Basic and diluted loss per share are computed by dividing net loss by the weighted average number of common and preferred shares outstanding during the period. Diluted loss per share is computed the same as the basic loss per share due to the continuing operating loss which makes the impact of stock options and warrants anti-dilutive. Preferred shares are included in the calculation along with common shares since the preferred shares are similar to common shares and are convertible to one share of common stock each as a result of a registration statement or one year following the merger transaction, whichever occurs first.
      Following is a computation of basic and diluted earnings per share for the three months and six months ended July 2, 2005 and June 30, 2004, respectively:

	Three Months Ended		Six Months Ended

	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004

Net loss	$(1,297,391)	$(380,149)	$(2,041,172)	$(193,151)
Weighted average shares outstanding	15,019,939	6,300,000	12,623,395	6,300,000
Net loss per share — basic and diluted	$(0.09)	$(0.06)	$(0.16)	$(0.03)
      Had operating losses not been continuing, the Company would have used the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

B.	Notes Payable
      The Company is party to a Credit Agreement with Opportunity Finance, LLC, an entity controlled by Jon Sabes, one of our directors. Under the Credit Agreement, the Company has borrowed $750,000 at 12% interest from Opportunity Finance, and such loan is secured by all the assets of the Company. The principal amount balance under such credit facility is currently $525,000 plus accrued interest. The Company owes a payment of $75,000 plus accrued interest to Opportunity Finance on September 30, 2005, with a balloon payment of $450,000 due December 31, 2005. The Company intends to repay such loan out of cash flow or other available funds. To the extent that the Company defaults on such credit facility, Opportunity Finance or its assignee may utilize its security interest to satisfy such obligation. The Company also entered into a Bridge Loan Agreement with Opportunity Finance, LLC on June 6, 2005 for the amount of $200,000 with a total interest payment of 5% of the principal amount due on or before July 30, 2005. The loan and interest were repaid in full in July 2005.

C.	Commitments and Contingencies

Legal Proceedings
      The Company is not currently involved in any legal proceedings.

Leases
      During the six months ended July 2, 2005, the Company entered into seven additional lease agreements for retail space in locations throughout the United States. The lease terms vary.

D.	Equity Financing and Subsequent Event
      On June 23, 2005, the Company closed on the sale in a private placement of 1,085,956 shares of Preferred Stock for an aggregate purchase price of $2,092,208.65. A second closing was held on July 14, 2005, when the Company closed on a private placement of 3,455,267 shares of Preferred Stock for an aggregate purchase price of $6,392,243.95. The Company relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated hereunder. The Company relied

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
on this exemption and/or the safe harbor rule thereunder based on the fact that (i) all of the investors were accredited investors and either alone or through a purchaser representative, had knowledge and experience in finance and business matters such that each was capable of evaluation the risks of the investment, and (ii) the Company has obtained subscription agreements from the investors indicating that the investors are purchasing for investment purposes only. The offers and sales of the Preferred Stock made on June 23, 2005 and July 14, 2005 were not registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration.

PROSPECTUS
Kuhlman Company, Inc.
18,491,657 shares of common stock
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers
      Nevada law permits a company to indemnify its directors and officers except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, the Company has the power, to the maximum extent and in the manner permitted by the Nevada Business Corporations Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Kuhlman Company, Inc.
      The Company’s bylaws limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve negligence, willful misconduct, intentional misconduct, fraud or a knowing violation of law.
      Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution
      The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$6,350.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	4,000.00
Printing and engraving expenses	15,000.00
Miscellaneous	2,000.00
Total	$47,350.00

Item 26.	Recent Sales of Unregistered Securities
      Since inception, SK2, Inc. has issued the following equity and equity-linked securities in unregistered transactions:

On July 14, 2004, SK2 issued 6,300,000 shares of common stock to three founders in exchange for their contribution of membership interests in Kuhlman Company, LLC, the predecessor-in-interest of SK2. These shares were issued in a private placement under Section 4(2) of the Securities Act.

On September 30, 2004, SK2 issued 982,228 shares of common stock to 20 investors in a first closing of a private placement under Section 4(2) of the Securities Act. On October 15, 2004, SK2 issued 1,222,500 shares of common stock to 16 investors in a second closing. On October 29, 2004, SK2 issued 1,010,000 shares of common stock nine investors in a third closing. On January 13, 2005,

SK2 issued 671,111 shares of common stock to approximately 15 investors in a fourth closing. All shares in this private placement were issued at the per-share price of $1.00.

On October 15, 2004, and in connection with a Credit Agreement, SK2 issued a warrant to Opportunity Finance, LLC to purchase up to 3,100,000 shares of common stock at a per-share price of $0.0806. This warrant was exercised in full on March 31, 2005, on a cashless basis resulting in the issuance of 2,976,000 shares of common stock. The warrant and the common stock thereunder were issued in private placements under Section 4(2) of the Securities Act.

From October 29, 2004 through November 15, 2004, and in connection with various consulting arrangements, SK2 issued warrants to eight persons and entities to purchase an aggregate of 491,461 shares of common stock at a per-share exercise price of $1.10. These warrants were issued in private placements under Section 4(2) of the Securities Act. Of these warrants, warrants for the purchase of 195,000 shares were exercised on June 10, 2005 (immediately prior to the Merger), and common stock was issued therefor in private placements under Section 4(2) of the Securities Act. Warrants for the purchase of 87,250 shares were exercised on a cashless basis on August 12, 2005, resulting in an issuance of 70,849 shares of the Company’s Series A Preferred Stock in a private placement under Section 4(2) of the Securities Act.

On December 20, 2004, SK2 issued 66,000 shares of common stock to 12 employees as additional compensation. These shares were issued in a private placement under Section 4(2) of the Securities Act.

On February 28, 2005, SK2 issued 500,000 shares of common stock to two investors at a per-share price of $1.30, in a private placement under Section 4(2) of the Securities Act.

On March 31, 2005, SK2 issued an aggregate of 886,111 shares of common stock to 16 investors at a per-share price of $1.80, in a private placement under Section 4(2) of the Securities Act.

On May 1, 2005, and pursuant to a consulting agreement, SK2 issued 325,000 shares of common stock to one entity in a private placement under Section 4(2) of the Securities Act.

On June 9, 2005, SK2 issued a five-year warrant to a consultant to purchase up to 30,000 shares of common stock at an exercise price of $0.30 per share, and issued 116,000 shares of common stock to three other consultants, all pursuant to consulting agreements and arrangements, in private placements under Section 4(2) of the Securities Act.

In the Merger, all of the shares issued as described above were cancelled and exchanged for an equal number of shares of the Company’s Series A Preferred Stock, effective as of June 10, 2005.

On June 23, 2005, Kuhlman Company, Inc. sold 1,085,956 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) for an aggregate purchase price of $2,092,208.65. On July 14, 2005, Kuhlman Company, Inc. sold 3,455,267 shares of Preferred Stock for an aggregate purchase price of $6,392,243.95.

For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, and/or Rule 506 promulgated thereunder. The Company relied on this exemption and/or the safe harbor rule thereunder based on the fact that 1) the investors are accredited; 2) all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment; and 3) the Company has obtained Subscription Agreements from the investors indicating that the investors are purchasing for investment only.

Item 27.	Exhibits.
      The following exhibits are filed as part of this registration statement:

No.	Description

2.1	Agreement and Plan of Merger and Reorganization (incorporated by reference to exhibit 10 to the registrant’s current report on Form 8-K filed on April 18, 2005)

2.2	Certificate of Merger (incorporated by reference to exhibit 2.2 to the registrant’s current report on Form 8-K filed on June 16, 2005)

3.1	Articles of Incorporation (incorporated by reference to exhibits 3 and 3.1 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003)

3.2	Amendment to Articles of Incorporation (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 16, 2005)

3.3	Bylaws (incorporated by reference to exhibit 3.2 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003)

3.4	Certificate of Designation of Series A Preferred Stock (incorporated by reference to exhibit 3.2 to the registrant’s current report on Form 8-K filed on June 16, 2005)

4.1	Certificate of Designation of Series A Preferred Stock (filed as exhibit 3.3)

5	Legal Opinion of Maslon Edelman Borman & Brand, LLP (incorporated by reference to Exhibit 5 to the registrant’s registration statement on Form SB-2 filed on September 9, 2005)

10.1	Employment Agreement with Scott Kuhlman (incorporated by reference to exhibit 10.1 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

10.2	Employment Agreement with Susan Kuhlman (incorporated by reference to exhibit 10.2 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

10.3	2005 Stock Option Plan Employment Agreement with Scott Kuhlman (incorporated by reference to exhibit 10.3 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

16	Letter of Stark Winter Schenkein & Co., LLP (incorporated by reference to exhibit 16.1 to the registrant’s current report on Form 8-K filed on August 11, 2005)

23.1	Consent of Schechter Dokken Kanter Andrews & Selcer Ltd. (filed herewith)

23.2	Consent of Stark Winter Schenkein & Co., LLP (filed herewith)

23.3	Consent of Maslon Edelman Borman & Brand, LLP (incorporated by reference to Exhibit 5 to the registrant’s registration statement on Form SB-2 filed on September 9, 2005)

24	Power of Attorney (included on signature page)

Item 28.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee-benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 11, 2005.

KUHLMAN COMPANY, INC.

By:	/s/ Scott Kuhlman

Scott Kuhlman
Chief Executive Officer
POWER OF ATTORNEY
      Each person whose signature to this registration statement appears below hereby constitutes and appoints Jon Gangelhoff and Scott Kuhlman, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the 11th day of October, 2005, by the following persons in the capacities indicated.

Name	Title

/s/ Scott Kuhlman Scott Kuhlman	Chief Executive Officer (Principal Executive Officer)

/s/ Jon Gangelhoff Jon Gangelhoff	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jon Sabes Jon Sabes	Director

/s/ David Ferris David Ferris	Director

/s/ Chris Larson Chris Larson	Director

Daniel Rindos	Director